Exhibit 2.1

THE HONORABLE TIMOTHY W. DORE

Chapter 11

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF WASHINGTON
AT SEATTLE

In Re	)	Chapter 11
)
ARCHER USA INC., LENCO MOBILE,	)	No. 14-16659-TWD
INC.	)	LEAD CASE
)
Debtors,	)	No. 14-16660-TWD
	)	Substantively Consolidated
)
	)	DEBTORS' DISCLOSURE
	)	STATEMENT
)
)
)

DEBTORS' DISCLOSURE STATEMENT

DATED: October 9, 2015

DEBTORS' DISCLOSURE STATEMENT	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

I. INTRODUCTION

On September 6, 2014 (the "Petition Date"), Archer USA, Inc. ("Archer") and Lenco Mobile, Inc. ("Lenco") each filed a voluntary petition pursuant to Chapter 11 of the Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Western District of Washington at Seattle (the "Bankruptcy Court" or "Court"). The two cases have since been consolidated and are now being jointly administered pursuant to an order entered in the Lenco and Archer cases on February 13, 2015. The term "Debtors" as used herein shall refer to Archer and Lenco collectively. The Debtors have filed a Plan of Reorganization (the "Plan") which accompanies this Disclosure Statement as Exhibit A. All capitalized terms not defined herein have the definitions assigned to them in the Plan.

II. DISCLOSURE STATEMENT

THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS' PROPOSED PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

The Debtors are providing this Disclosure Statement to all of Debtors' known creditors, pursuant to Section 1125 of the Bankruptcy Code, in order to permit such creditors to make an informed judgment in exercising their right to vote on the Plan. Section 1125 of the Bankruptcy Code requires that this Disclosure Statement be submitted to holders of claims against, and interests in, the Debtors, and that this Disclosure Statement contain sufficient information about the Debtors to enable creditors and other interested parties to make an informed decision regarding the Plan. The Disclosure Statement must be approved by the Bankruptcy Court. The Debtors have complied with requirements of Section 1125 of the Bankruptcy Code, and believe the Disclosure Statement should be approved by the Court as containing adequate information.

THE APPROVAL BY THE COURT OF THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE COURT OF THE PLAN OR GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

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III. RECOMMENDATION

Debtors believe the Plan provides the best feasible recoveries to creditors and, therefore, urge you to vote to accept the Plan and to timely return your completed ballot so that your vote is counted.

IV. HISTORY

A.          Background.

The story starts in 2007. iLoop (which post-acquisition became Archer USA, Inc.), was a San Jose based technology startup building a mobile marketing solution. When Matt Harris ("Harris"), Debtors' CEO, joined the company in August 2007, iLoop was facing numerous challenges, including an unworkable business model, an uneven management team, and a product that lacked the essential "product market fit," all of which are critical to the success of a technology company.

With the help of company founder Michael Becker and iLoop's principal investor, Jorgen Larsen ("Larsen"), Harris revamped the business model, replaced key members of the executive team and built a plan to align Archer's product offering with its target market segments. The changes paid off. The company grew revenue more than 500% over the next three years, from $1.3 million in 2007 to $6.6 million in 2010.

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By the end of 2010, Archer's customer list included Coca Cola, Deutsche Bank, E! Entertainment, Hewlett Packard, Paramount Studios, and Samsung. The company was optimistic about its future and the fact that they achieved these results during the "great recession" was even more promising.

Archer's success made it an attractive acquisition target. Archer had several bidders for the company, but ultimately accepted Lenco's offer to be acquired. The price was $54.9 million, split $35 million in cash, $15 million in equity and $4.9 million in stock options. The transaction was predicated on Lenco's commitment to raise $50-55 million in capital, which would have funded the acquisition and capitalized the new business with $15-20 million in cash. Unfortunately, Lenco's capital raising efforts failed and the transaction closed with Lenco severely undercapitalized.

Before the end of the first quarter of 2012, Lenco and Archer were out of cash. Faced with this situation and the potential that the new entity would have to suspend operations, Lenco doubled its efforts to raise funds. Over the course of the following two years, however, Lenco's capital raising efforts were only modestly successful and included several debt and equity offerings. The obligations incurred by Lenco included a $4 million round of secured debt in July and August 2012 (the "2012 Loans") and a $2 million round of debt in 2013 (the "2013 Loans"). Although these cash infusions kept the company alive, the capital structure required by its investors rendered the company unattractive for any new equity capital investment.

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By 2014, Lenco and Archer were again facing severe cash shortfalls. These shortfalls were so severe that many employees were not paid wages nor reimbursed for their expenses. Moreover, certain senior management employees advanced their own personal funds to pay vendors who were critical to sustaining operations.

Given these circumstances, the Board of Directors of the companies determined that sales of some or all of their operations would be required. Accordingly, Archer retained a financial advisor, Barrington Advisory Group ("Durden"), to assist in finding a purchaser for the Marketing Services business, one of three market segments of the company. During this same period of time, a group of noteholder creditors agreed to provide a bridge loan (the "Bridge Loan"). Through Durden's efforts and those of the companies' management team, Archer entered into a letter of intent with Waterfall International, Inc. ("Waterfall"), a company willing to pay a significant price for the Marketing Services business as a going concern. However, the Bridge Loan advance was insufficient to sustain operations for the period necessary to negotiate, document and complete a sale to Waterfall or any other purchaser.

Thus, the company remained undercapitalized and without a ready means to solve its funding dilemma. As the company's financial prospects dimmed, the holders of the 2012 and 2013 Loans belatedly filed UCC-1 financing statements to perfect their security interests (the "Late Perfection"). Several of the 2012 noteholders also threatened to file an involuntary bankruptcy petition in Delaware. On September 6, 2014 (the "Petition Date"), after lengthy discussion and with the benefit of advice of outside professionals, the Boards of Directors of both Lenco and Archer, consisting of Larsen, Michael Matthews and Harris, voted unanimously to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The Petition Date fell less than 90 days after the Late Perfection, thereby rendering avoidable as preferences all of the security interests collateralizing the 2012 and 2013 Loans pursuant to Section 547 of the Bankruptcy Code.

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As has been borne out by the subsequent successful sales of the Debtors' three operating business divisions, the Debtors' business operations were sound and capable of future growth. As the pre-filing financial results show, Archer was performing exceedingly well and as of the Petition Date, had achieved the following year-over-year results:

•	an increase in revenue of $768,000
•	a decrease in expenses of $1.4 million
•	an increase in earnings of 47% or $1.6 million

Unfortunately, the Debtors' financial failure occurred here as a result of their unduly complicated capital structure, which blocked the investor support necessary to sustain and grow operations. When efforts to recapitalize the company ultimately failed, the Debtors had no choice but to file for protection under the Bankruptcy Code. Had they not done so, the value of the existing businesses would have been diminished with ceased operations.

V. POST-PETITION EVENTS

A.          Sale of Assets.

Debtors' immediate post-petition efforts were focused on liquidation of Debtors' business divisions in order to generate cash for the continued operation of the remaining business divisions to ensure their sale as a going concern and to ultimately maximize sale proceeds. As discussed above, Debtors' pre-petition business was building and selling integrated mobile engagement solutions in three market segments: healthcare, financial services and marketing. The Debtors served these three market segments through their three major business divisions: the Marketing Services business, the South African business and the Healthcare business. All three businesses have been sold since the Petition Date generating sale proceeds of $7,454,649.97. These sale proceeds, less the $440,875.25 payment of the sole secured creditor under the Settlement discussed in section VI(D), and less approved professional fees and Debtor operating expenses, are currently on deposit with the Debtors' interest-bearing DIP account with a depository authorized by the Office of the United States Trustee. The Debtors' cash balance as of September 25, 2015 was $5,022,228.00.

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1.          Sale of Marketing Services Business.

The Debtors closed the sale of the Marketing Services business to Waterfall, free and clear of liens, claims, interests and encumbrances pursuant to 11 U.S.C. § 363(b), (f) and (m), at a purchase price of $3.9 million, pursuant to this Court's order approving the sale entered on November 10, 2014. [Dkt. No. 193.] $2,508,358.97 of the purchase price for the Marketing Services business was paid to the Debtors on November 12, 2014, and an additional $525,141.00 was paid to the Debtors on June 25, 2015. The Debtors anticipate receiving the final payment of the holdback amount of approximately $280,000 on or before November 13, 2015.

As part of this sale, the purchaser assumed and the Debtors' assigned certain executory contracts associated with the Marketing Services business, outlined in the applicable purchase and sale agreement. [Dkt. Nos. 94, 181.] The purchase and sale agreement also required the Debtors to continue servicing certain executory contracts during the transition services period. The transition services period has expired and Debtors have no outstanding obligations in connection with the sale of the Marketing Services business.

2.          Sale of Healthcare Business.

The Debtors closed the sale of the Healthcare business to mPulse Mobile, Inc. ("mPulse"), free and clear of liens, claims, interest and encumbrances pursuant to 11 U.S.C. § 363(b), (f) and (m), at a gross purchaser price of $72,000, pursuant to this Court's order approving the sale entered on August 5, 2015. [Dkt. No. 518.] As part of this sale, the purchaser assumed and the Debtors' assigned certain executory contracts related to the Healthcare business, including: (1) Partnership, Master License, and Services Agreement between iLoop Mobile Inc. and Dialog Health LLC effective July 31, 2012; (2) Mayo General Terms and Conditions last updated November 4, 2013; and (3) Master License and Services Agreement with Mercer HR Services, LLC effective November 13, 2012. [Dkt. No. 518.] The sale of the Healthcare business generated net proceeds of $72,000, which funds were deposited in Debtors' DIP account.

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3.          Sale of South African Business.

On September 11, 2015, the Court entered an order approving the sale of the Debtors' South African business, free and clear of liens, claims, interests and encumbrances pursuant to 11 U.S.C. § 363(b), (f) and (m), for a gross purchase price of $5.6 million consisting of $5.2 million cash at closing and $400,000 in deferred consideration, of which approximately 17% was payable to an affiliated entity not owned by the Debtors. The sale of the South African business closed on September 16, 2015, at which time the closing cash amount of $4,349,150.00 was wired into Debtors' DIP account. The Debtors expect receipt of the deferred consideration in the approximate net amount of $320,000 on or before December 18, 2015.

B.          Employment of Professionals.

To date, the Debtors have employed the following professionals to aid in the administration of the Estate:

•	Lane Powell PC was employed as the Debtors' counsel pursuant to Court order dated October 27; 2014. [Dkt no. 143.]
•	Anthony Neupert was employed as the financial consultant to the Debtors pursuant to Court order dated October 27, 2014. [Dkt. No. 144.]
•	Arbor Law Group PLLC was employed as special counsel to the Debtors on general corporate legal matters by order dated October 31, 2014. [Dkt. No. 170.]
•	Philip Frank was employed as Debtors' financial advisor to assist with the sale of the South African business, Archer Mobile South Africa Pty Ltd, by order dated December 17, 2014. [Dkt. No. 259.]

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•	Summit Law Group was employed as special counsel to represent the Debtors in an appeal pending in the Court of Appeals of the State of Washington, Division I, captioned O'Brien v. iLoop Mobile, Inc., et. al., Case No. 71307-8, by order entered on February 3, 2015. [Dkt. No. 327.]
•	Barrington Advisory Group was employed first as seller's agent in connection with the sale of the Marketing Services business by order dated October 16, 2014 [Dkt. 113,] and second as sales agent in connection with the sale of Archer's healthcare division business, by order dated March 26, 2015 [Dkt. No. 356.]
•	In addition to Debtors' professionals, Riddell Williams was employed as counsel to the Committee of Unsecured Creditors (the "Committee"), by order dated October 27, 2014 [Dkt. No 145.] After Riddell Williams withdrew as counsel, Cairncross & Hempelmann, P.S. was retained as counsel for the Committee by order dated July 31, 2015 [Dkt. No. 512.]
•	David Neu of K&L Gates was appointed as Examiner under 11 U.S.C. § 1104(c) to investigate matters related to the Noteholder Settlement (defined below), by order dated July 2, 2015 [Dkt. No. 477.]

C.          Bar Date and Claims.

By an order dated November 13, 2014, the Court fixed December 19, 2014 as the bar date (the "Bar Date") for creditors to file proofs of claim in the Debtors' Chapter 11 case. In September 2015, Debtors discovered that the bankruptcy schedules omitted a creditor — Skynet and Living the Brand ("Nigerian Creditor"), whose potential claim was based on frivolous litigation pending in the High Court of Lagos State in the Lagos Judicial Division Holder at Lagos Nigeria (the "Nigerian Litigation"). Debtors requested and the Court fixed September 28, 2015 as the bar date for the Nigerian Creditor to assert its claim against the Estate. On September 25, 2015, the Nigerian Creditor filed a proof of claim for the amount of $125,211,125.00. Debtors intend to object to Nigerian Creditor's claim and expect it to be resolved or established before the hearing on Plan confirmation.

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Pursuant to the Bankruptcy Court's Claims Register, a total of 119 claims have been filed to date, for an aggregate claim amount of $159,438,062.25. Attached as Exhibit B is a detailed list of scheduled and filed claims ("Claim Report") prepared by the Debtors' financial advisor, Anthony Neupert. The aggregate claim amount is an estimation and subject to adjustment based on anticipated disallowance of certain claims, the Nigerian Claim being the most significant one.

D.          Noteholder Settlement and Examiner's Report.

Debtors' initial bankruptcy filings disclosed and identified the existence of certain purportedly secured claims in favor of various pre-bankruptcy noteholder investors (the "Noteholder Investors"). On December 22, 2014, the Court entered an order authorizing the Committee to "commence an adversary proceeding to determine the amount, validity and priority of liens, and to avoid liens as preferences." [Dkt. No. 272.] Debtors' early efforts to settle the dispute with the Noteholder Investors was unsuccessful and on December 30, 2014, the Committee filed a complaint commencing an adversary proceeding to aid its resolution (the "Noteholder Avoidance Action"). [Dkt. No. 275.] The Noteholder Avoidance Action began generating significant delay and expense, and grew to include claims for equitable subordination, resulting in discovery beyond the core preference issues and rapidly escalating expenses. Debtors continued to seek a reasonable settlement of the dispute in an effort to preserve the Estate's resources from dissipating through, in Debtors' view, unreasonably aggressive litigation tactics unexpectedly undertaken by counsel for the Committee. The parties to the Noteholder Avoidance Action ultimately reached a settlement which provided that in return for treating the Noteholder Investors' disputed loan of $409,130 as secured and relinquishing the equitable subordination claims, the Noteholder Investors' $4.6 million disputed secured claim would be classified as unsecured, the Noteholder Investors' interest claim would be reduced by $3 million (an amount in excess of what Committee Counsel was seeking in litigation), the $3 million Larsen claim would be reduced by $600,000, and Harris's claim would be reduced by 40% or almost $2 million (the "Settlement").

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The Committee's acceptance of the Settlement caused Committee's counsel to withdraw, at the same time making a number of broad and unfounded accusations of self-dealing and breach of fiduciary duty against the Committee members, Harris and Debtors' counsel. [Dkt. No. 417.] Counsel's broadcast accusations led to appointment of an Examiner (David Neu of K&L Gates,) on the motion of the Office of the United States Trustee. [Dkt. No. 472.] The Examiner conducted a thorough investigation of the circumstances surrounding the Settlement and whether it was motivated by interests of the creditors of the Estate as opposed to the personal interests of the Committee members. On July 22, 2015, the Examiner issued an Examiner's Report, concluding that the Settlement Agreement was not a product of misdeeds on the part of any members of the Committee or other parties to the Settlement. [Dkt. No. 500.] Consistent with the Committee's position, Harris's position, and the position advocated by Debtors, the Court found that the settlement was in the best interest of creditors and on July 24, 2015, the Court entered an order approving the Settlement. [Dkt. No. 507.]

E.          Lease Obligations and Executory Contracts.

Consistent with the Committee's position, Harris's position, and the position advocated by Debtors, the Court found that the settlement was in the best interest of creditors and on July 24, 2015, the Court entered an order approving the Settlement. [Dkt. No. 507.]

Since the Petition Date, the Debtors have rejected the following executory contracts and unexpired leases:

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•	On October 16, 2014, the Court entered an order rejecting the Debtors' executory contract with Barrington Advisory Group, LLC, and replacing it with an updated agreement with post-petition retention terms. [Dkt. No. 113.]

•	On May 5, 2015, the Court entered an order authorizing Debtors' rejection of the executory contact with Layered Technologies, Inc., for services to support the Marketing Services business [Dkt. No. 397.]

•	On June 2, 2015, the Court entered a stipulated order authorizing Debtors' rejection of an executory contract with Helferich Patent Licensing, Inc. [Dkt. No. 413.]

•	The Debtors have terminated their commercial property leases for the Seattle and SanJ ose offices. No termination fees were paid in connection with these lease terminations.

The purchasers of the Healthcare business (mPulse) and the Marketing Services business (Waterfall) each assumed certain executory contracts related to and utilized in connection with their respectively purchased businesses.

Under the Plan, any unidentified, outstanding executory contracts and unexpired leases shall be deemed rejected as of the Effective Date of the Plan, with the exception of any joint defense agreements to which the Debtors are a party, the purchase and sale agreements relating to the Marketing Services Business Sale, the South African Business Sale and the Healthcare Business Sale, as well as the Debtors' existing insurance agreement for D&O coverage.

VI. CURRENT FINANCIAL CONDITION

Since the Petition Date, the Debtors have liquidated all of their major prepetition assets. These sales have so far generated proceeds of $7,454,649.97. The Debtors expect to receive an additional $600,000 on or before December 18, 2015, which represents the holdback amounts and deferred consideration from the sale of the Marketing Services and the South African businesses. The holdback and deferred consideration amounts remain subject to adjustment and the Debtors continue to actively manage the process to ensure maximum return on those amounts. The Debtors estimate that as much as an additional $200,000 will be generated for the benefit of the Estate from post-confirmation avoidance actions.

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To date, administrative claims sought from the Estate are as follows:

•	Lane Powell, PC (Debtors' bankruptcy counsel): $851,198.59.
•	Anthony Neupert (Debtors' financial advisor): $77,026.13.
•	Barrington Advisory Group (Debtors' selling agent for the Marketing Services and Healthcare business): $216,117.95.
•	Arbor Law Group, PLLC (Debtors' special counsel on corporate matters): $120,030.00.
•	Philip Frank (Debtors' financial advisor re sale of South African business): $97,856.00.
•	K&L Gates (Examiner): $ 36,508.53.
•	Riddell Williams (former Committee counsel): $284,929.60.[1]
•	Cairncross & Hempelmann (current Committee counsel): not yet submitted.

Additional information regarding Debtors' financial condition since the Petition Date is available in the monthly reports that are on file with the Bankruptcy Court and are of public record.

VII. SUMMARY OF PLAN OF REORGANIZATION

The following is a summary of the Debtors' Plan of Reorganization. The summary describes only in general terms the treatment of creditors and the means for executing the Plan. Reference should be made to the Plan itself for how the Plan treats specific creditors and classes of creditors. The Plan should be read carefully and independently of this Disclosure Statement. In the event of a discrepancy between the terms of the Disclosure Statement and the terms of the Plan, the Plan terms shall control.

A.          Classification of Claims.

The Plan classifies creditors in the following

Class	Designation	Impairment	Entitled To Vote
1	Priority Claims	Not Impaired	No
2	Convenience Claims	Impaired	Yes
3	General Unsecured Claims	Impaired	Yes
4	Settling Nonpriority Wage Claims	Impaired	Yes
5	Subordinated Claims	Impaired	Yes

The classification of Interests under the Plan is as follows:

Class	Designation	Impairment	Entitled To Vote
6	Lenco Equity Security Interests	Impaired	No

_____________________

1 Debtors intend to object to a portion of Riddell Williams' requested compensation.

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B.          Treatment of Classes of Claims.

The Plan proposes the following treatment to the classes of creditors:

Class 1: Holders of Class 1 Claims shall be paid the full amount of their Allowed Claims on the Initial Distribution Date.

Class 2: The Holders of Class 2 Claims shall be paid 50% of the amount of their Convenience Claims on the Initial Distribution Date.

Class 3: Holders of Class 3 Claims shall receive an Initial Distribution, Interim Distribution and Final Distribution equal to their pro rata share of Net Distributable Funds.

Class 4: Holders of Class 4 Claims shall be deemed to have accepted all of the terms and conditions of the Settlement Agreement (including without limitation waiver of prepetition interest) and shall receive an Initial Distribution, Interim Distribution and Final Distribution equal to their pro rata share of Net Distributable Funds.

Class 5: Holders of Subordinated Claims shall receive no distributions under the Plan.

Class 6: The Holders of Lenco Equity Securities Interests shall receive no distributions under the Plan. All Lenco Equity Securities of Class 7 Holders will be cancelled upon the Effective Date. The members of Class 7 are not entitled to vote to accept or to reject the Plan and pursuant to § 1126(g) of the Bankruptcy Code, are deemed to have rejected the Plan.

The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to any of the foregoing Classes which rejects, or is deemed to have rejected the Plan.

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C.          Means of Implementation.

The concept behind the Plan is simple. It provides for appointment of a Plan Administrator with powers analogous to a bankruptcy trustee, and distribution to creditors holding Allowed Claims from the proceeds of liquidation of Debtors' assets. The Plan appoints Anthony Neupert as Plan Administrator (the "PA") pursuant to the terms of the Plan Administration Agreement attached to the Plan as Exhibit A. Mr. Neupert will be paid for his services at an hourly rate of $210.00, which is $10.00 more per hour than the compensation he is currently receiving as the Debtors' Court-appointed financial advisor. The Plan provides that the PA will retain Lane Powell as the PA's general counsel in connection with this Chapter 11 case. The PA shall also have authority to retain other professionals and, as consultants, former employees of Archer as necessary for the efficient administration of the Plan. Upon Plan confirmation, all employees and directors of the Debtors shall resign.

On the Effective Date, title to all Estate Cash will vest in the Plan Administrator, as trustee for holders of Allowed Claims and he shall have exclusive management authority and control over the Estate cash, Avoidance Actions and all other causes of action, if any, to carry out the requirements of the Plan and the Confirmation Order. The PA shall be solely responsible for (i) winding up of the Estate; (ii) filing, prosecuting and settling Avoidance Actions and other causes of action; (iii) making distributions to Holders of Allowed Claims; (iv) settling, resolving and objecting to Claims; and (v) filing Estate tax returns.

The Plan vests the PA, without limitation, all rights, powers, and benefits afforded to a bankruptcy trustee under sections 704 and 1106 of the Bankruptcy Code. The PA shall have the authority to compromise and settle various claims against the Estate and/or claims the Estate may have against other parties. Nothing in the Plan shall prohibit the PA from seeking Bankruptcy Court approval following appropriate notice and opportunity for a hearing, if the PA deems it appropriate in his sole discretion.

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D.          Distributions.

The Distributable Net Funds shall be distributed to holders of Allowed Claims, pursuant to their proposed treatment under the Plan, in three installments: on the Initial Distribution Date, the Interim Distribution Date and the Final Distribution Date. The Plan defines the Initial Distribution Date as the date that is no later than the later of: (1) the fifth (5th) calendar day following the Effective Date; and (2) the fifteenth (15th) calendar day following Bankruptcy Court's entry of a final order determining or resolving the Nigerian Claim Dispute. The Plan defines the Interim Distribution Date as a date which shall be as soon as practicable as determined by the PA, and shall in no event be later than six months following the Initial Distribution Date. The Plan defines the Final Distribution Date as the date which shall be determined by the PA but which shall in no event be made later than the one year anniversary of the Initial Distribution Date, without an order of the Bankruptcy Court on notice to Creditors.

E.          Costs of Closing the Estate.

At this point, all the assets of the Estate have been liquidated and the Estate is holding $5,022,228 as of September 25, 2015 that is available for distribution on account of Allowed Claims, administrative expenses, and post-confirmation costs. The remaining tasks that need to be accomplished following confirmation to close this case are as follows:

•	Objection to allowance of certain claims filed against the Estate;
•	Litigation of potential avoidance actions;
•	Preparation of Estate tax returns;
•	Wind down of Debtors and Debtor-related entities;
•	Distributions to creditors.

The Plan Administrator anticipates his expense of winding up the Estate will be approximately $230,000. This estimate includes the amounts necessary to pay a tax accountant to prepare the Estate tax returns and the expense of the other professionals and consultants retained by the Debtors.

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VIII. ESTIMATION OF CLAIMS PARTICIPATING IN THE PLAN

Under the Bankruptcy Code, a creditor in a Chapter 11 bankruptcy case may participate in an estate if either (1) the creditor has timely filed a proof of claim with the Bankruptcy Court, or (2) the debt owed to the creditor is listed on the debtor's bankruptcy schedules as not being unliquidated, contingent or disputed.

Administrative claims are difficult to estimate due to the uncertainty of future professional fees. Professional fees may vary widely depending on the degree of resistance to the Plan, the extent of claims litigation, and the amount of time the bankruptcy case remains open.

Creditors should be aware that the PA may dispute the amount, priority and/or secured portion of some claims and file objections to those claims. Thus, the claims participating in the Plan may be augmented or reduced through litigation, compromise, or other developments subsequent to the date of this Disclosure Statement and confirmation of the Plan.

IX. LIQUIDATION ANALYSIS — "Best Interest of Creditors Test"

Notwithstanding acceptance of the Plan by creditors, in order to confirm the Plan, the Court must independently determine that the Plan is in the best interests of all classes of creditors. The "best interest" test requires that the Court find that the Plan provides to each member of each impaired class of claims and interests a recovery which has a present value at least equal to the present value of a distribution which each such person would receive from the Debtors, if the Debtor, were liquidated under Chapter 7 of the Bankruptcy Code, instead of being reorganized under Chapter 11 of the Bankruptcy Code.

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To calculate what members of each impaired class of unsecured claims or interests would receive if the Debtors were liquidated, the Court must first determine the dollar amount that would be generated from the disposition or liquidation of the assets of the Debtors in excess of the amount necessary to pay allowed secured claims, plus the cash held by the Debtors, and plus recoveries on actions against third parties. The proceeds of this liquidation are then reduced by the costs of the liquidation including the fees of a liquidating trustee as well as those of counsel and other professionals that might be retained by such liquidating trustee, unpaid expenses incurred by the Debtors during the reorganization proceedings under Chapter 11, and claims arising by rejection by the liquidating trustee of obligations incurred by the Debtors during the pendency of the Chapter 11 case. The Debtors' liquidation analysis, which satisfies the "best interest" test, is attached hereto as Exhibit C.

Moreover, the Debtors' Plan is in essence a liquidation Plan. The Debtors believe that conversion to a Chapter 7 would not be in the creditors' best interests because the return to unsecured creditors would be greater under the Plan than in a Chapter 7 liquidation. The effect of conversion to Chapter 7 would mean that the court would set a new claims bar date, and creditors who did not file claims would have a new opportunity to do so, which would dilute the return to the creditors with existing claims.

In sum, the Debtors believe that all creditors will receive or retain under the Plan on account of their claims, property having a value that is not less than the amount which such creditors would receive or retain if Debtors were liquidated under 11 U.S.C. Chapter 7.

X. RISKS

The successful implementation of the Plan is contingent upon many assumptions, some or all of which could fail to meet expectations and preclude the Plan from being confirmed or producing the anticipated results. Some of the more significant risks are as 24 follows:

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1.          Debtors have not done any investigation as to the tax consequences for creditors under the Plan. There may be adverse tax consequences for creditors, and creditors with such concerns should consult their own tax advisors.

2.          There is uncertainty as to the amount of claims against Debtors that will be allowed in each class.

3.          There is uncertainty as to the timing of resolution of certain substantial, objectionable claims filed against the Estate.

4.          The Plan is subject to approval by the various classes of creditors entitled to vote under the Bankruptcy Code and to confirmation by the Bankruptcy Court. No assurance can be given that the Plan will be accepted by the requisite number and amount of creditors nor can assurance be given that the Plan will be confirmed by the Bankruptcy Court.

XI. CONFIRMATION OF THE PLAN

A.          Voting Procedures.

A ballot to be used for voting on the Plan accompanies this Disclosure Statement and the Plan. Holders of claims should read the instructions carefully, complete, date and sign the ballot, and send it to the indicated address and by the indicated deadline. Failure to vote, or a vote to reject the Plan, will not affect the treatment to be accorded a claim if the Plan is nevertheless confirmed.

If more than one-half (1/2) in number of claimants voting and at least two-thirds (2/3) in amount of the allowed claims of such voting claimants vote to accept the Plan, such classes will be deemed to have accepted the Plan. For purposes of determining whether a class of claims has accepted or rejected the Plan, only the votes of those who have timely returned their ballots will be considered. If a voting class does not accept the Plan, Debtors will seek confirmation under 11 U.S.C. § 1129(b). This section generally requires that the Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan.

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B.          Hearing on Confirmation.

The hearing on confirmation of the Plan will be set during the hearing for approval of the Disclosure Statement, which has been set for November 6, 2015 at 9:30 a.m. before the Honorable Timothy W. Dore, United States Bankruptcy Judge, United States Bankruptcy Court, Room 8206, Federal Courthouse, 700 Stewart Street, Seattle, Washington 98101. The Bankruptcy Court shall confirm the Plan at the Plan confirmation hearing only if the requirements of 11 U.S.C. § 1129 are satisfied.

C.          Comparison to Chapter 7.

To satisfy one of the requirements of 11 U.S.C. § 1129, Debtors must establish that with respect to each class, each holder of a claim or interest in that class has accepted the Plan or will receive or retain under the Plan on account of such claim or interest property of a value that is not less than the amount that such holder would receive if Debtors were liquidated under 11 U.S.C. Chapter 7. Debtors believe that the Plan satisfies this test. Debtors anticipate the Bankruptcy Court will make such a determination at the hearing on confirmation.

D.          Feasibility.

The Plan provides for the PA's prompt resolution and administration of certain claims filed against the Estate and conclusion of Avoidance Actions. Debtors believe that such projections are reasonable and can be successfully accomplished. As such, Debtors believe the Plan is feasible as defined by Bankruptcy Code requirements.

E.           Treatment of Dissenting Classes of Creditors.

The Bankruptcy Code requires the Bankruptcy Court to find that the Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interest that is impaired under, and has not accepted, the Plan. Upon such a finding, the Bankruptcy Court may confirm the Plan despite the objections of a dissenting class.

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F.          Effect of Confirmation.

The Plan shall bind the Debtors and all other parties in interest, including any creditor, whether such creditor is impaired under the Plan and whether such creditor has accepted the Plan.

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G.          Consequences of Failure to Confirm the Plan.

If the requirements for confirmation of the Plan are not satisfied, Debtors intend to amend the Plan in a manner which makes confirmation possible.

Dated this 9th day of October, 2015.

Archer USA, Inc.,	Lenco Mobile, Inc.

By: /s/ Matthew Harris	By: /s/ Matthew Harris
Matthew Harris, Chief Executive Officer	Matthew Harris, Chief Executive Officer

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EXHIBIT A

THE HONORABLE TIMOTHY W. DORE

Chapter 11

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF WASHINGTON
AT SEATTLE

In Re	)	Chapter 11
)
ARCHER USA INC., LENCO MOBILE,	)	No. 14-16659-TWD
INC.	)	LEAD CASE
)
Debtors,	)	No. 14-16660-TWD
	)	Substantively Consolidated
)
)
)
)
)
)

DEBTORS' PLAN OF REORGANIZATION

DATED: October 9, 2015

Archer USA, Inc. ("Archer") and Lenco Mobile, Inc. ("Lenco"), the debtors-in-possession in the above captioned administratively and substantively consolidated Chapter 11 cases (the "Debtors" and each a "Debtor"), jointly propose the following Plan of Reorganization (the "Plan") dated October 9, 2015, pursuant to Section 1121 of Title 11 of the United States Bankruptcy Code. The Debtors are joint proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code. As such, and subject to the restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend or modify this Plan, as the Debtors deem necessary, prior to the Plan's substantial consummation.

ARTICLE I

Definitions

As used in the Plan the following terms shall have the respective meanings specified below:

Administrative Creditor: Any person that is the holder of an Administrative Expense claim.

Administrative Expense: Any cost or expense of administration of the Chapter 11 case allowed under § 503(b) of the Code, including, without limitation, any indebtedness or obligation incurred or assumed by the Debtors, in connection with the conduct of their business in the ordinary course, or for the acquisition or lease of property or for the obtaining of services by the Debtors, all allowances of compensation or reimbursement of expenses to the extent allowed by the Court under the Code, and any fees or charges assessed against the estate of the Debtors.

Allowed Claim: Any claim against the Debtors as of the petition date, proof of which was filed on or before the date designated by the Court as the last date for filing proofs of claim or, if no proof of claim is filed, which has been or hereafter is listed by the Debtors as liquidated in amount and not disputed or contingent and, in either case, a claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Code, the Rules or the Court, or as to which any objection has been interposed and/or such claim has been allowed in whole or in part by an order or judgment of the Court that is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending.

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Avoidance Actions: Any and all Claims and causes of action of the Debtors arising under Chapter 5 of the Bankruptcy Code, including, without limitation, §§ 544, 545, 547, 548, 549, and 550.

Bankruptcy Code: The Bankruptcy Reform Act of 1978 as amended, Title 11, United States Code, including the amendments of the Bankruptcy Consumer Protection Act of 2005.

Bankruptcy Court: The United States Bankruptcy Court for the Western District of Washington, at Seattle, having jurisdiction over this Chapter 11 Case pursuant to a reference made pursuant to 28 U.S.C. § 157 by the United States District Court for the Western District of Washington.

Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, and as applicable, the Local Rules of Bankruptcy Procedure of the Bankruptcy Court, as amended and as applicable to the Chapter 11 Cases.

Cash: Cash, cash equivalents, and readily marketable securities or instruments including, without limitation, readily marketable direct obligations of the United States of America, certificates of deposit issued by banks, and commercial paper of any entity, including interest earned or accrued thereon.

Causes of Action: Any and all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any entity, including, without limitation, any causes of action brought prior to the Petition Date, and including actions against any Persons for breach of performance, whether the remedy is monetary or for specific performance, related to the Debtors' tangible and intangible interests in real property. This definition does not include any and all causes of action which may exist under §§ 510, 542, 544 through 550, and 553 of the Bankruptcy Code.

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Chapter 11 Cases: The cases commenced by Debtors on September 6, 2014, under Chapter 11 of the Code, and pending in the Court under Lead Case Number 14-16659-TWD.

Claim: Any right to payment from the Debtors whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Class 1 Creditor: A Creditor with a Claim classified in Class 1.

Class 2 Creditor: A Creditor with a Claim classified in Class 2.

Class 3 Creditor: A Creditor with a Claim classified in Class 3.

Class 4 Creditor: A Creditor with a Claim classified in Class 4.

Class 5 Creditor: A Creditor with a Claim classified in Class 5.

Class 6 Creditor: A Creditor with a Claim classified in Class 6.

Confirmation Date: The date upon which the Bankruptcy Court shall sign the order confirming the Plan or the Plan as it may be amended.

Confirmation Order: An order of the Bankruptcy Court confirming the Plan in accordance with the provision of Chapter 11 of the Code which is not then subject to a pending motion to clarify, vacate, rehear, modify or amend.

Consolidated Estate: The Debtors' substantively consolidated bankruptcy estates as defined and created under Section 541 of the Bankruptcy Code.

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Consultants: The former employees of the Debtors listed in Section 4.5 of the Plan and whose services may be requested by the Plan Administrator in administering the Plan.

Convenience Claim: An Allowed Claim which is i) an Unsecured Claim in the amount of $2,000 or less; or ii) an Allowed Claim (or the aggregation of Allowed Claims) which are Unsecured Claims exceeding $2,000 and which has been voluntarily reduced by the Holder to no greater than $2,000 by an affirmative election noted on the ballot for acceptance or rejection of the Plan.

Creditor: Any person that has a Claim against the Debtors that arose on or before the Petition Date.

Debtors or Debtors-in-Possession: Archer USA, Inc. and Lenco Mobile, Inc.

Dialog Health Agreement: Debtors' settlement agreement with Dialog Health LLC dated September 15, 2015.

Disputed Claim: A Claim as to which the Debtors or any party in interest has interposed an objection in accordance with the Plan, the Bankruptcy Code or the Bankruptcy Rules, and such objection has not been determined by an order or judgment that is no longer subject to appeal or certiorari proceeding or as to which to appeal or certiorari proceeding is pending.

Distributable Net Funds: The net cash proceeds from the Debtors' liquidation of assets and all other Cash constituting the Debtors' Consolidated Estate, less i) the amounts distributable under the Plan (including any Holdback Amounts) on the Effective Date; ii) Plan Administrative Costs; and iii) the Estimated Plan Administrative Costs.

Effective Date: The Effective Date shall be the fifteenth (15th) day following entry of the Confirmation Order on the docket of the Bankruptcy Court.

Entity: This term shall have the meaning set forth in § 101(15) of the Bankruptcy Code.

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Estimated Plan Administrative Costs: The future Plan Administrative Costs as estimated by the Plan Administrator from time to time.

Final Distribution Date: The date of the Final Distribution, which shall be determined by the Plan Administrator but which shall in no event be later than the one year anniversary of the Initial Distribution Date, unless otherwise provided by order of the Bankruptcy Court.

Healthcare Business: The Healthcare Business is one of the three divisions of the Debtors' prepetition business, providing integrated mobile patient engagement solutions for the healthcare industry.

Healthcare Business Sale: The Healthcare Business Sale refers to the Debtors' post-petition sale of the Healthcare Business pursuant to a Bankruptcy Court order dated August 5, 2015.

Holdback Amount: The pro rata amount otherwise distributable to the Holder of a Disputed Claim and which shall be set aside and preserved by the Plan Administrator pending resolution of the Disputed Claim.

Holder: The entity which owns a Claim or a Lenco Security Interest, as applicable.

Impaired: When used with reference to a Claim, impaired has the meaning of § 1124 of the Bankruptcy Code.

Insider: This term shall have the meaning set forth in §101(31) of the Bankruptcy Code.

Initial Distribution: The first distributions of Distributable Net Funds to Holders of Class 3 Claims, the exact amount of which shall be determined by the Plan Administrator in his discretion.

Initial Distribution Date: The date on which the Plan Administrator shall distribute the Initial Distribution, which date shall be no later than the later of: (1) the fifth (5th) calendar day following the Effective Date; and (2) the fifteenth (15th) calendar day following Bankruptcy Court's entry of a final order determining or resolving the Nigerian Claim Dispute.

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Interim Distribution: The interim distributions of Distributable Net Funds to Holders of Class 3 Claims, the exact amount of which shall be determined by the Plan Administrator.

Interim Distribution Date: The date of the Interim Distribution, which shall be as soon as practicable as determined by the Plan Administrator and shall in no event, be later than six (6) months following the Initial Distribution Date.

Lenco Equity Security: This term shall have the meaning provided in §101(16) of the Bankruptcy Code and shall include all common and preferred shares of stock issued by Lenco.

Liquidation Proceeds: This term means the remaining cash proceeds now held or recovered in the future by the Consolidated Estate from the Marketing Services Business Sale, the South African Business Sale and the Healthcare Business Sale.

Marketing Services Business: The Marketing Services Business is one of the three divisions of the Debtors' prepetition business, providing integrated mobile marketing solutions.

Marketing Services Business Sale: The Marketing Services Business Sale refers to the Debtors' post-petition sale of the Marketing Services Business pursuant to a Bankruptcy Court order dated November 10, 2014.

Nigerian Claim: The general unsecured claim of $125,211,125 filed against the Estate by creditors Skynet Telecommunications Ltd and Living the Brand, under Proof of Claim Number 120-1.

Nigerian Claim Dispute: The claim objection proceeding wherein the Bankruptcy Court shall determine the Debtors' objection to the Nigerian Claim or estimate the claim pursuant to Section 502(c) of the Bankruptcy Code.

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Petition Date: September 6, 2014, the date on which the Debtors filed their respective voluntary petitions for relief under Chapter 11.

Plan: This Plan of Reorganization either in its present form or as it may be altered, amended, or modified from time to time.

Plan Administration Agreement: The service agreement between the Plan Administrator and the Consolidated Estate in the form of the attached Exhibit A.

Plan Administrative Claims: The fees and reimbursable expenses and costs of the Plan Administrator and his consultants and professionals in implementing the Plan.

Plan Administrator: Anthony Neupert or such other entity designated pursuant to the Plan to serve as the Plan Administrator and to carry out the implementation of this Plan of Reorganization.

Priority Claim: A claim entitled to a distribution priority under the Bankruptcy Code above general unsecured claims.

Priority Tax Claim: A Claim that is entitled to priority of payment under § 507(a)(8) of the Code.

Reorganized Debtors: The Debtors, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

Settlement Agreement: That certain Settlement Agreement, dated as of June 5, 2015, which was approved by the Order Approving Proposed Settlement of Noteholder and Related Claims Dispute. [Dkt. No. 507.]

Settling Nonpriority Wage Claim: A Claim for prepetition wages, salaries or commissions as described in Schedule A to the Settlement Agreement, the Holder of which having elected to accept treatment under the Plan consistent with the terms of the Settlement Agreement by so indicating on his or her ballot to accept or reject the Plan.

South African Business: The South African Business refers to the business operations in South Africa conducted by Lenco's subsidiaries (which were owned by its subsidiary holding company, Lenco International Ltd.) and which primarily consist of integrated mobile engagement solutions for the enterprises and governmental entities in South Africa.

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South African Business Sale: The South African Business Sale refers to the Debtors' post-petition sale of the South African Business pursuant to a Bankruptcy Court order dated September 11, 2015.

Subordinated Claims: Allowed Claims which are subordinate in priority to Class 3 Allowed Unsecured Claims, pursuant to applicable bankruptcy and non-bankruptcy law, including without limitation Tax Penalty Claims and Allowed Claims subject to subordination pursuant to Section 510 of the Bankruptcy Code.

Tax Penalty Claim: The penalty portion of an unsecured claim held by a governmental unit that is not compensation for actual pecuniary loss and which is therefore not entitled to the priority provided under § 507(a)(8) of the Bankruptcy Code.

Unsecured Claim: Any Claim other than an Administrative Expense, a Priority Tax Claim, Priority Claim, secured claim or claim relating to a Lenco Equity Security.

Unsecured Creditor: Any Creditor holding an Unsecured Claim.

ARTICLE II

Classification of Claims and Interests

2.1          The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. Administrative Expense Claims are not subject to classification pursuant to § 1122 of the Bankruptcy Code and, if determined to be Allowed Claims by order of the Bankruptcy Court, they shall be paid in full on the later of ten (10) business days following the Effective Date or the Bankruptcy Court order allowing such Claims. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

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2.2          The classification of Claims under the Plan is as follows:

Class	Designation	Impairment	Entitled To Vote
1	Priority Claims	Not Impaired	No
2	Convenience Claims	Impaired	Yes
3	General Unsecured Claims	Impaired	Yes
4	Settling Nonpriority Wage Claims	Impaired	Yes
5	Subordinated Claims	Impaired	Yes

The classification of Interests under the Plan is as follows:

Class	Designation	Impairment	Entitled To Vote
6	Lenco Equity Security Interests	Impaired	No

ARTICLE III

Treatment of Claims

(Class 1)

3.1          Holders of Class 1 Claims shall be paid the full amount of their Allowed Claims on the Initial Distribution Date.

(Class 2)

3.2          The Holders of Class 2 Claims shall be paid 50% of the amount of their Convenience Claims on the Initial Distribution Date.

(Class 3)

3.3          Holders of Class 3 Claims shall receive an Initial Distribution, Interim Distribution and Final Distribution equal to their pro rata share of Net Distributable Funds.

(Class 4)

3.4          Holders of Class 4 Claims shall be deemed to have accepted all of the terms and conditions of the Settlement Agreement (including without limitation waiver of prepetition interest) and shall receive an Initial Distribution, Interim Distribution and Final Distribution equal to their pro rata share of Net Distributable Funds.

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(Class 5)

3.5          Holders of Subordinated Claims shall receive no distributions under the Plan.

(Class 6)

3.6          The Holders of Lenco Equity Securities shall receive no distributions under the Plan. All Lenco Equity Securities of Class 6 Holders will be cancelled upon the Effective Date. The members of Class 6 are not entitled to vote to accept or to reject this Plan and pursuant to § 1126(g) of the Bankruptcy Code, are deemed to have rejected this Plan.

3.7          The Debtors will request confirmation of this Plan, as it may be modified from time to time, under § 1129(b) of the Bankruptcy Code with respect to any of the foregoing Classes which rejects, or is deemed to have rejected, this Plan.

(Administrative Expense Claims)

3.8          Holders of Claims for pre-Effective Date Administrative Expenses shall submit their Claims no later than 30 days following the Effective Date. If such Claims are determined to be Allowed Claims by order of the Bankruptcy Court, they shall be paid in full on the later of ten (10) business days following the Effective Date or the Bankruptcy Court order allowing such Claims. Failure of any party to timely submit a claim required hereunder will result in the disallowance of such claim. Post-Effective Date Administrative Expense Claims shall be paid pursuant to the provisions of Section 4.5 of the Plan.

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ARTICLE IV

Implementation of Plan and Plan Administrator

4.1          Plan Administrator.

4.1.1          As of the Effective Date, title to the Consolidated Estate shall vest in the Plan Administrator and he shall have exclusive management authority and control over all of the Consolidated Estate (including without limitation the Liquidation Proceeds, Causes of Action and Avoidance Actions) to carry out the requirements of the Plan and the Confirmation Order, subject to the terms and conditions of the Plan Administration Agreement. The Plan Administrator shall be solely responsible for (i) the winding up of the Debtors' Estates; (ii) the filing, prosecuting and settling Causes of Action and Avoidance Actions; (iv) making distributions to Holders of Allowed Claims; (v) settling, resolving and objecting to Claims; and (vi) filing tax returns on behalf of the Consolidated Estate. The Plan Administrator shall provide notice (an "Action Notice") to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file such notice with the Bankruptcy Court, if the Plan Administrator intends to take any of the following actions: 1) settle or abandon a Cause of Action; 2) settle or abandon a Claim objection; 3) abandon any property of the Consolidated Estate; or 4) terminate his services as Plan Administrator (in which case he shall include in such notice the identity of the person intended to replace him in this capacity). If the Plan Administrator receives no objection to the Action Notice within ten (10) days of its filing, the Plan Administrator shall be deemed authorized to take the noticed action without the necessity of a hearing or order of the Bankruptcy Court. If the Plan Administrator receives a timely objection to the Action Notice, the Plan Administrator shall request a hearing before the Bankruptcy Court and obtain an order of approval before taking the noticed action consistent with all applicable Bankruptcy Code sections and rules.

4.1.2          The Plan Administrator shall be vested with, without limitation, all rights, powers, and benefits afforded to a "trustee" under Section 704 and 1106 of the Bankruptcy Code. The Plan Administrator is authorized (but is not required) to file a motion with the Bankruptcy Court, on notice to all creditors who have filed a request for special notice, to resolve or determine any issue under the Plan or relating to Plan administration, or to approve any course of action (including extension of any deadlines provided herein) necessary or appropriate to Plan administration.

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4.1.3          The Plan Administrator may retain such law firms, accounting firms, experts, advisors, consultants or other professionals he may deem necessary in his discretion, and pay them from Estate Cash in aid of the performance of his responsibilities pursuant to the terms of this Plan. The Plan Administrator is expressly authorized to retain professionals who have represented the Debtors or any creditor, and to retain professionals who are related to or affiliated with members of the Unsecured Creditors' Committee (the "Committee"). The Plan Administrator is further authorized to retain former employees of the Debtors as consultants to assist in implementation and administration of the Plan. Consultants shall be compensated on an hourly rate as prescribed in the rate schedule of Section 4.5.1 herein.

4.2          Management of Consolidated Estate Assets.

4.2.1          Any Cash constituting Estate Assets or the proceeds thereof shall be deposited in a segregated account or accounts at a national bank, with funds not immediately required for distribution or payment of expenses and costs to be in an interest-bearing account. The Plan Administrator may use the funds in this account to fund distributions to creditors as provided for in the Plan, fees and expenses of the Plan Administrator and his professionals (including, without limitation, the costs of preservation and maintenance of Estate Assets, compensation of the Plan Administrator and his professionals, and to pay insurance, taxes and other expenses arising in the ordinary course of business in maintaining and disposing of any of Estate Assets).

4.2.2          The investment powers of the Plan Administrator, other than those reasonably necessary to preserve and maintain the value of the Estate Assets, are limited to investing in demand and time deposits in collateralized accounts meeting the standards of the offices of the United States Trustee.

4.3          No Revesting of Assets.

The Consolidated Estate shall remain property of the Debtors' bankruptcy estate created under Section 541 of the Bankruptcy Code. Such assets shall not revest in the Debtors but shall instead remain subject to the control of the Plan Administrator and the in rem jurisdiction of the Bankruptcy Court following the Confirmation Date.

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4.4          Cooperation of Debtors.

4.4.1          Debtors shall, through consultant Matthew Harris (and such other consultants as the Plan Administrator may determine as necessary to implement and administer the Plan) continue to reasonably cooperate with the Plan Administrator in administering Estate Assets and performing his duties. Such obligation shall include, without limitation, (i) an obligation to sign such instruments or documents as are necessary or desirable in effecting the provisions of the Plan, (ii) an obligation to assist in resolving tax matters that arise, such as, for example, assisting in determining the tax basis of any Estate Assets and assisting in the preparation and filing of tax returns or amended tax returns, (iii) to assist in any avoidance action or claim objection proceeding commenced by the Plan Administrator in carrying out his obligations under this Plan; and (iv) an obligation to appear to consult or testify, upon reasonable advance notice and without the necessity of subpoena, in connection with any other litigation to which the Plan Administrator is party. Consultants' cooperation shall be sought on reasonable notice and shall be subject to the compensation schedule set forth herein.

4.4.2          Debtors shall cooperate with the Plan Administrator to facilitate the transfer of Debtors' books and records to the Plan Administrator, including computer generated or maintained books, records and data. Debtors shall assist in causing their agents, including their accountants, to cooperate in this regard as well. Further, Debtors shall not take any action that would hinder or obstruct the Plan Administrator from performing his/her duties under this Plan.

4.5          Payment to the Plan Administrator, Consultants and Professionals. Professional fees and expenses incurred by the Plan Administrator prior to the Effective Date shall require Bankruptcy Court approval after notice to Creditors. Professional fees and expenses incurred by the Plan Administrator following the Effective Date shall be governed by Sections 7-9 of the Plan Administration Agreement.

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4.5.1          The Plan Administrator may retain the services of Consultants as independent contractors to the extent necessary for the effective implementation and administration of the Plan, including the analysis and preparation of appropriate objections to Claims, the prosecution of Causes of Action, the preparation of final tax returns and dissolution documents, and the winding up of the affairs of the Debtors and their various non-debtor subsidiaries. The individuals whom the Plan Administrator may retain as Consultants include:

Name	Hourly Rate	Maximum Monthly Compensation without Bankruptcy Court order

Matthew R. Harris	$450.00	$18,000.00
Douglas Durst	$210.00	$10,000.00
Patrick J. Braden	$125.00	$7,500.00
Andrea M. Parmley	$70.00	$4,500.00

4.5.2          The Plan Administrator may pay the monthly fees and reasonable expenses of these Consultants without prior Bankruptcy Court approval so long as the fees and expenses of any single consultant do not exceed the corresponding maximum monthly amount listed above. Should any Consultant's fees and costs exceed the listed maximum amount for a particular month, the Plan Administrator shall provide notice of intent to compensate the Consultant such excess amount ("Consultant Compensation Notice") to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file a copy of the Consultant Compensation Notice with the Bankruptcy Court. The Consultant Compensation Notice shall include a description of the relevant time periods, the services provided, and the excess compensation amounts. If the Plan Administrator receives no objection to the Consultant Compensation Notice within ten (10) days of its filing, the Plan Administrator shall pay the identified excess fees and costs without the necessity of a hearing or order of the Bankruptcy Court. If the Plan Administrator receives a timely objection to the Consultant Compensation Notice, the Plan Administrator shall request a hearing before the Bankruptcy Court and obtain approval of some or all amounts set forth in the Consultant Compensation Notice before making such payments.

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4.5.3          The PA shall be authorized to make periodic payments for his and his professionals' fees and costs. Prior to each payment, the Plan Administrator shall give notice of his intent to compensate the Plan Administrator and his professionals for their fees and expenses ("PA Compensation Notice") to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file the PA Compensation Notice with the Bankruptcy Court. The PA Compensation Notice shall include a description of the relevant time periods, the services provided, and the compensation amounts sought. If the Plan Administrator receives no objection to the PA Compensation Notice within ten (10) days of its filing, the Plan Administrator shall pay his and his professionals' fees and costs without the necessity of a hearing or order of the Bankruptcy Court. If the Plan Administrator receives a timely objection to the PA Compensation Notice, the Plan Administrator shall request a hearing before the Bankruptcy Court and obtain approval of some or all amounts set forth in the PA Compensation Notice before making such payments.

4.6          Reporting. The Plan Administrator shall file a quarterly report concerning his activities as Plan Administrator at the end of each 90 day period following the Effective Date and shall file a final report in connection with the Final Distribution and the closing of these Chapter 11 Cases.

ARTICLE V

Executory Contracts and Unexpired Leases

On the Effective Date, all executory contracts and unexpired leases to which the Debtors are a party shall be deemed rejected, except for any joint defense agreements, the purchase and sale agreements relating to the Marketing Services Business Sale, the South African Business Sale and the Healthcare Business Sale, the agreement for accounting software services with Intacct Corporation, and the agreement for Debtors' existing D&O insurance coverage.

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ARTICLE VI

Procedure for Resolving Contested Claims

6.1          Objections to Claims. Objections to Claims and Administrative Expenses shall be made and served upon each holder of such Claims to which objections are made and filed with the Court within 60 days of the Effective Date; provided, however, that the deadline may be extended upon ex parte motion to the Court for cause shown.

6.2          Prosecution of Objections to Claims. The objecting party shall litigate to judgment, settlement, or withdrawal of any objections to contested Claims and Administrative Expenses. No distribution shall be made to any Creditor or holder of an Administrative Expense while an objection to the Claim or Administrative Expense is pending and the amount of such pending Claim or Administrative Expense shall be reserved and retained by the Plan Administrator, and the remaining distributions to the class which includes the contested Claim or Administrative Expenses shall be reduced by the amount of the contested Claim or Administrative Expense. Creditors and holders of Administrative Expenses, whose Claims and Administrative Expenses become Allowed Claims or allowed Administrative Expenses, shall receive the reserved distributions as soon as practical after they become allowed.

6.3          Late Filed Claims. Unless otherwise ordered by the Bankruptcy Court upon motion and notice, any proof of Claim filed after the Confirmation Date shall be automatically disallowed as a late-filed Claim without further action by the Reorganized Debtors unless the Creditor obtains an order authorizing and allowing the late filed claim.

6.4          Disputed Claims. Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of any disputed Claim until such Claim becomes an Allowed Claim, and then only to the extent it becomes an Allowed Claim. The Plan Administrator shall reverse and retain distributions that would otherwise be paid to the Claimant or holder of an Administrative Expense prior to the allowance of a Claim or Administrative Expense. Creditors and holders of Administrative Expenses whose Claims and Administrative Expenses become Allowed Claims or allowed Administrative Expenses shall receive the reserved distributions immediately after their Claim or Administrative Expenses becomes an Allowed Claim or allowed Administrative Expense.

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6.5          Dialog Health Claim. As of the Effective Date, the Dialog Health Agreement reflecting a mutual release of all claims by the Debtors and Dialog Health LLC against one another shall be deemed approved.

ARTICLE VII

Extinguishment of Lenco's Shares

7.1          Extinguishment of Lenco's Stock. On the Effective Date, all existing and outstanding shares in Lenco shall be deemed extinguished and of no further existence or value. The claims of the holders of Lenco stock shall be resolved through the claim administration process established by this Plan.

7.2          SEC Reporting. Upon confirmation of the Plan, the Debtors shall file an 8-K Report disclosing confirmation of the Plan and extinguishment of Lenco's stock. Upon confirmation of the Plan, Debtors shall be deemed relieved of all SEC reporting requirements.

ARTICLE VIII

Miscellaneous Provisions

8.1          Termination of the Plan. The Plan shall terminate and otherwise cease to be of any force or effect upon satisfaction of all of the Plan's terms and completion of all distributions required under the Plan.

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8.2          Modification of Plan. The Debtors may propose amendments or modifications to the Plan at any time prior to Confirmation. After Confirmation, the Reorganized Debtors may, with leave of court and so long as it does not materially or adversely affect the interest of Creditors or other parties in interest, remedy any defect or omission or reconcile any inconsistency in the Plan or in the Confirmation Order in such manner as may be necessary to carry out the purposes, intent, and effect of the Plan.

8.3          Automatic Stay. The automatic stay provided by 11 U.S.C. § 362 shall be reinstated upon confirmation as to all parties and shall remain in full force and effect to the extent necessary to aid in the implementation of the terms of the Plan until the Plan has been fully consummated.

8.4          Undeliverable Distributions. Any distribution returned to the Plan Administrator as undeliverable shall be held for six (6) months. Plan Administrator shall make reasonable efforts to locate the holder of an Allowed Claim entitled to such distribution. After six (6) months, if no holder of an Allowed Claim asserts a claim for the undeliverable distribution, it shall become property of the Consolidated Estate and no further distributions shall be made to the claimant.

8.5          Post-confirmation Obligations for Reporting and Fees. The Plan Administrator shall be responsible for timely payment of fees incurred pursuant to 28 USC § 1930(a) (6) until the case is closed, converted, or dismissed. The Plan Administrator shall serve on the United States Trustee a monthly disbursement report for each month, or portion thereof, that the case remains open. The post-confirmation monthly disbursement report shall include a statement of all disbursements made during the course of the month, whether or not pursuant to the Plan. In addition, the Reorganized Debtors shall timely file all quarterly post-confirmation reports required by LBR 2015-1(d).

8.6          De Minimis Distributions. The Plan Administrator shall not be required to issue distribution checks in an amount less than $15.00, other than to holders of a Convenience Claim. Should a cash balance remain in the Consolidated Estate of less than $5,000 following the Final Distribution, the Plan Administrator may contribute such remaining balance to the CENTS nonprofit organization promoting Consumer Education and Training Services.

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ARTICLE IX

Retention of Jurisdiction

The Court shall retain jurisdiction of this Chapter 11 case pursuant to the provisions of the Code, until and subject to further order of the Court; specifically, the Court shall retain jurisdiction to hear or determine the following matters:

9.1          To enable the Debtors to consummate any and all proceedings which may be brought prior to or subsequent to the Confirmation Order.

9.2          To consider actions to avoid, set aside, or otherwise determine the extent, validity, and priority of liens or encumbrances.

9.3          To consider objections to Claims or the allowance thereof.

9.4          To consider actions for the recovery of assets (including but not limited to accounts) or damages as entitled under the applicable provisions of the Code or other federal, states, or local law, including but not limited to actions based on any ultra vires pre-petition acts of the Debtors.

9.5          To prosecute to resolution all related contested matters or adversary proceedings pending on the Confirmation Date or filed in the Court thereafter.

9.6          To issue injunctions or take such other actions or make such other orders as may become necessary or appropriate to restrain interference with the Plan or its execution or implementation; to take any action to enforce and execute the Plan, the Confirmation Order, or any other order of the Court; and to issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan.

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9.7          To determine all matters that may be pending before the Court on or before the Effective Date.

9.8          To classify, allow, or disallow Claims and the direct distribution of funds under the Plan and to adjudicate all controversies concerning the classification, treatment, or allowance of any Claim.

9.9          To enforce performance of the Plan.

9.10          To hear and determine all Claims arising from the rejection of executory contracts and unexpired leases and to consummate the rejection and termination thereof.

9.11          To liquidate damages in connection with any disputed, contingent, or unliquidated Claims.

9.12          To recover all assets and properties of the estate wherever located.

9.13          To hear and determine matters concerning state, local, and federal taxes.

9.14          To determine any and all applications for allowance of pre-confirmation compensation and expense reimbursement of professionals or other Administrative Expense claimants.

9.15          To resolve any dispute related to the implementation, execution, consummation, or interpretation of the Plan or Confirmation Order and the making of distributions under this Plan.

9.16          To resolve any dispute related to the scope of duties or powers, including those related to compensation or retention of employees, consultants, or professionals of the Debtors or the Plan Administrator.

9.17          To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigation instituted in this case by or on behalf of the Debtors.

9.18          To hear actions required to protect the property of the Debtors from adverse Claims or interference inconsistent with this Plan, including actions to quiet or otherwise clear title to such property based upon the terms and provisions of this Plan.

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9.19          To hear and determine such other matters and make such orders as are necessary and appropriate to carry out the provisions of the Plan. The powers of this Court shall be broadly and liberally construed.

ARTICLE X

Events of Default

In the event there is a default under the provisions of the Plan as confirmed, any Creditor holding an Allowed Claimed and desiring to assert such a default shall provide the Plan Administrator and Creditors with written notice of the alleged default. The Plan Administrator shall have 30 days from receipt of the written notice by U.S. Mail and email in which to cure the default.

Dated this 9th day of October, 2015.

Archer USA, Inc.,	Lenco Mobile, Inc.

By: /s/ Matthew Harris	By: /s/ Matthew Harris
Matthew Harris, Chief Executive Officer	Matthew Harris, Chief Executive Officer

21

EXHIBIT A

AGREEMENT FOR PLAN ADMINISTRATION

This Agreement for Plan Administration ("Agreement") is made and entered into as of this day of___________ , 2015, by and among Archer USA, Inc. ("Archer"), Lenco Mobile Inc. ("Lenco") (together with Archer, the "Debtors"), and Anthony J. Neupert, solely in his capacity as Plan Administrator (the "PA") pursuant to the Debtors' Chapter 11 Plan identified below (the "Plan").

Recitals

A.          On September 6, 2015, Archer and Lenco each filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code as Case Nos. 14-16659 and 14-16660, respectively, in the United States Bankruptcy Court for the Western District of Washington (the "Bankruptcy Court").

B.           On February 13, 2015, the Bankruptcy Court entered its Order Granting Joint Motion of Lenco Mobile Inc. and Archer USA for Substantive Consolidation that substantively consolidated the Archer and Lenco bankruptcy cases for all purposes as of September 6, 2014 under the lead Case No. 14-16659 (the "Bankruptcy Case").

C.           Assets subject to the Plan include all cash, accounts, causes of action, including all preference, avoidance and other potential claims of the Debtors, and other property comprising assets of the Debtors' bankruptcy estate (the "Estate Assets").

D.           Under the terms of the Plan, the PA is appointed for the purpose of implementing the Plan, including prosecuting preference and avoidance actions, objecting to claims, making distributions to creditors, and winding down the Debtors and their affiliates.

NOW, THEREFORE, BY THIS AGREEMENT the parties wish to establish the rights, duties, and obligations of Debtors and the PA in connection with the Plan.

Agreement

1.          Authority of the PA. The PA shall implement the Plan, which includes taking all necessary action to, commence and settle avoidance and preference actions, file objections to creditor claims, wind up all outstanding affairs of the Debtors, make distributions to creditors under the provisions of the Plan, and file final tax returns and dissolution documents. The PA will have authority to make final decisions regarding administration of the Estate; provided, however, that the final disposition of Estate assets (such as settlement and abandonment of claims) shall require Bankruptcy Court order(s).

2.          Reporting. The PA shall file with the Bankruptcy Court monthly Disbursement Reports for Confirmed Case and quarterly Chapter 11 post-confirmation reports as required by Rule 2015-1(d) of the Local Rules of Bankruptcy Procedure — Western District of Washington. The PA's quarterly reports shall include: (a) disclosure of the cash balance in the Debtors' post-confirmation account; (b) a cash flow statement; (c) a status update regarding pending litigation and claim objections; and (d) a status report regarding other significant plan matters. The PA shall also file a final report in connection with the Final Distribution and the closing of the Chapter 11 Cases.

1

3.          Debtors' Funds. The Debtors and their officer(s) will assist in transferring control of all Debtors' cash to the sole control of the PA. This assistance will include execution of any and all documents necessary to transfer control of cash in bank accounts.

4.          Abandonment of Property. The PA may move the Court to authorize abandonment of an Estate Asset, if the cost of maintaining the asset at issue exceeds the value which can reasonably be realized from its administration.

5.          Causes of Action. The PA shall have the sole authority to determine which identified causes of action included in the Estates Assets should be asserted or pursued. Any decisions by the PA not to assert any identified cause of action shall be considered an abandonment of Property subject to section 4 above.

6.          Employment of Professionals. The PA will employ Lane Powell PC as his bankruptcy counsel, on the same terms and conditions as set forth in Lane Powell's Bankruptcy Court-approved employment application. In addition, the PA may engage, with Bankruptcy Court approval, accountants and other professionals as necessary for the orderly administration of the Estate.

7.          Employment of Consultants. The PA may retain the advisory services of former employees of Archer USA Inc., as independent contractors, to the extent necessary for the effective implementation of the Plan, preparation of final tax returns and dissolution documents, and winding down the affairs of the Debtors. The individuals whom the PA may retain as consultants include:

Name	Hourly Rate	Maximum Monthly Compensation without Bankruptcy Court order

Matthew R. Harris	$450.00	$18,000.00
Douglas Durst	$210.00	$10,000.00
Patrick J. Braden	$125.00	$7,500.00
Andrea M. Parmley	$70.00	$4,500.00

8.          Compensation of Consultants. The PA may pay the fees and reasonable expenses of these consultants without prior Bankruptcy Court approval so long as the fees of any single consultant do not exceed the corresponding maximum monthly amount listed above. Should any consultant's fees exceed the listed maximum amount for a particular month, the PA shall provide notice of his intent to compensate the consultant the excess amount ("Consultant Compensation Notice") to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file a copy of the Consultant Compensation Notice with the Bankruptcy Court. The Consultant Compensation Notice shall include a description of the relevant time periods, the services provided, and the excess compensation amounts. If the PA receives no objection to the Consultant Compensation Notice within ten (10) days of its filing, the PA shall pay the identified excess fees and costs. If the PA receives a timely objection to the Consultant Compensation Notice, the PA shall be required to seek Bankruptcy Court approval to pay the consultant's excess fees and costs.

2

9.          Compensation of the PA and PA's Professionals. The PA shall be authorized to make periodic payments for his and his professionals' fees and costs. Prior to each payment, the PA shall give notice of his intent to compensate the PA and his professionals for their fees and expenses ("PA Compensation Notice") to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file the PA Compensation Notice with the Bankruptcy Court. The PA Compensation Notice shall include a description of the relevant time periods, the services provided, and the compensation amounts sought. If the PA receives no objection to the PA Compensation Notice within ten (10) days of its filing, the PA shall pay his and his professionals' fees and costs. If the PA receives a timely objection to the PA Compensation Notice, the PA shall be required to seek Bankruptcy Court approval to pay his and his professionals' fees and costs.

10.        No Personal Liability. The PA shall have no personal liability for any acts undertaken on behalf of the Estate in his capacity as the PA, provided such acts are not found to have been in furtherance of fraud or other willful misconduct by the PA. To the extent the PA's actions give rise to any third-party claims, such claims may be asserted solely against the Estate, and not against the PA in his individual capacity.

11.        Conflict with Plan. Capitalized terms (if any) in this Agreement that are not defined shall have the same meaning as in the Plan. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern the conduct of the parties.

12.        Termination/Modification. This Agreement may only be modified or terminated by order of the Bankruptcy Court.

13.        Removal of Plan Administrator. Upon order of the Bankruptcy Court, the PA may be removed from his position and relieved of his authority under the Plan and this Agreement for (a) fraud, willful misconduct, or breach of fiduciary duty in connection with the affairs of the Estate, or (b) for such physical or mental disability or illness as substantially prevents the PA from performing his duties under the Plan or this Agreement. Five or more creditors with allowed claims against the Estate in excess of $25,000 each may submit a motion to the Bankruptcy Court for the removal of the PA.

14.        Disability, Death, or Resignation of Administrator. If the PA (a) gives written notice to his counsel that physical or mental disability prevents him from performing his duties, (b) the PA dies, or (c) the PA resigns after required 60-day notice to his counsel, such counsel shall recommend to the Bankruptcy a successor PA who will assume the PA's duties and authority upon order of the Bankruptcy Court approving such employment.

15.        Successors. The terms of this Agreement shall be binding on any successor(s) of the PA.

3

16.          Continuing Jurisdiction of the Bankruptcy Court. Consistent with the terms of the Plan, the Bankruptcy Court shall have continuing jurisdiction over the Estate, the Plan, and the parties' obligations under this Agreement. The PA or the Debtors may seek guidance, orders or other determinations by the Bankruptcy Court if such party believes it is necessary or desirable for the administration of the Estate.

Lenco Mobile Inc.

By _______________________
      Matthew R. Harris, CEO

Archer USA Inc.

By _______________________
      Matthew R. Harris, CEO

Plan Administrator

__________________________

Anthony J. Neupert

4

EXHIBIT B

LENCO MOBILE INC.
ARCHER USA INC.
ANALYSIS OF SCHEDULED AND FILED CLAIM AND INTEREST AMOUNTS
AS OF NOVEMBER 11, 2015
SUBJECT TO REVISION BY OBJECTION OR NEGOTIATION AND ORDER

		Claim and Interest Amounts before Objection or Negotiation						
		Class 1		Classes 2, 3 and 4	Classes 5 and 6			
Creditor or Holder	Filed Claim No.	Priority Tax Claim	Priority Employee Claim	General Unsecured Claims	Subordinated Claims and Equity Interests	Other, including class to be determined	Total (Including Interest)	Amount Based on
Doug Langdon	3		12,475.00	109,137.75			121,612.75	Proof of Claim
2Scale				0.00			0.00	Schedules
Access	13			1,209.95			1,209.95	Proof of Claim
Adaptive Planning, Inc.				0.00			0.00	Schedules
Alexandra E. Rosen	108					435,175.00	435,175.00	Proof of Claim
American Eagle Outfitters, Inc.	68			250,000.00			250,000.00	Proof of Claim
Angel.com				0.00			0.00	Schedules
Archer Mobile South Africa				0.00			0.00	Stipulated Order
Arrowhead Direct				0.00			0.00	Schedules
Associated Business System				270.09			270.09	Schedules
Assurance Strategies Group LLC				0.00			0.00	Schedules
Assurant Employee Benefits				0.00			0.00	Schedules
AT&T Mobility	14			998.54			998.54	Proof of Claim
Avot Media Inc				0.00			0.00	Schedules
Barney & Barney LLC				884.00			884.00	Schedules
Barrington Advisory Group (Mike Durden)				0.00			0.00	Schedules
BasTrust Corporation	30			38,903.29			38,903.29	Proof of Claim
BDO Valuation Advisors, LLC	91			58,887.04			58,887.04	Proof of Claim
BNP Paribas Bank Polska S.A.	39			186,477.00			186,477.00	Proof of Claim
Bradford C. Berk	118			38,375.56			38,375.56	Proof of Claim for Amount Bankruptcy Court Judgment for Class
Broadridge				0.00			0.00	Schedules
Bruce K. Anderson				0.00			0.00	Settlement Agreement
Business Wire Inc.				0.00			0.00	Schedules
C.C. Hunter & Associates				0.00			0.00	Schedules
California Board of Equalization	29	315.64					315.64	Proof of Claim
California Division of Workers Compensation		0.00					0.00	Schedules
California Employment Development Department		0.00					0.00	Schedules
California Franchise Tax Board	86			537.00			537.00	Proof of Claim
CA-Metro Plaza Limited Partnership	20			64,276.01			64,276.01	Proof of Claim
Central Parking System				0.00			0.00	Schedules
Christopher Stanton	54		12,475.00	124,632.42			137,107.42	Proof of Claim
Chris Wayman	55			11,005.00			11,005.00	Proof of Claim filed by Chris Wayman with Name of Creditor Name as\ "Archer
Christopher Baker	32				14.56		14.56	Proof of Claim
Christopher Baker	33				260.00		260.00	Proof of Claim
Christopher Janney				100,000.00			100,000.00	Schedules

Page 1 of 8

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 55 of 65

LENCO MOBILE INC.
ARCHER USA INC.
ANALYSIS OF SCHEDULED AND FILED CLAIM AND INTEREST AMOUNTS
AS OF NOVEMBER 11, 2015
SUBJECT TO REVISION BY OBJECTION OR NEGOTIATION AND ORDER

		Claim and Interest Amounts before Objection or Negotiation						
		Class 1		Classes 2, 3 and 4	Classes 5 and 6			
Creditor or Holder	Filed Claim No.	Priority Tax Claim	Priority Employee Claim	General Unsecured Claims	Subordinated Claims and Equity Interests	Other, including class to be determined	Total (Including Interest)	Amount Based on
Christopher L. Dukelow	101			25,649.00			25,649.00	Proof of Claim for Amount Bankruptcy Court Judgment for Class
Cirkelselskabet af 16 Juli 2008 ApS (iLoop Mobile APS Judgement)	48			4,009,957.02			4,009,957.02	Proof of Claim
Citrix Online	78			2,266.17			2,266.17	Proof of Claim
City National Bank 5460	27			141,549.25			141,549.25	Proof of Claim
City National Bank 5502				0.00			0.00	Schedules
City National Bank 5635				0.00			0.00	Schedules
City National Bank 6897				0.00			0.00	Schedules
City National Bank 7615				0.00			0.00	Schedules
Cobalt LLP				4,728.50			4,728.50	Schedules
Colocation America Inc.				0.00			0.00	Schedules
Comcast				456.46			456.46	Schedules
Commonwealth of Massachusetts				250.00			250.00	Schedules
Connect 2 Give				0.00			0.00	Schedules
Continental Stock Transfer	116			1,867.11			1,867.11	Proof of Claim
County of Santa Clara				0.00			0.00	Schedules
CWTA ACTS				5,234.28			5,234.28	Schedules
Dark Matter, Inc				9,875.00			9,875.00	Schedules
David Hinsley	104			882,401.46			882,401.46	Proof of Claim
Delaware Division of Corporations	51	119.43					119.43	Proof of Claim
Delaware Division of Corporations	99	289,700.68					289,700.68	Proof of Claim
Delaware Division of Revenue		0.00					0.00	Schedules
Derace Schaffer	60 & 61			525,000.00			525,000.00	Settlement Agreement
Dialog Health				0.00			0.00	Release & Settlement Agreement
Diligent				7,900.00			7,900.00	Schedules
DMA				0.00			0.00	Schedules
Domo, Inc	15			20,500.00			20,500.00	Proof of Claim
Doug Durst	73		5,287.23	135,337.77			140,625.00	Proof of Claim
Doug Durst				1,648.00			1,648.00	Schedules
Doug Langdon	3		12,475.00	109,137.75			121,612.75	Proof of Claim
Douglas B Zubrin	45				15,000.00		15,000.00	Proof of Claim
Drzewiecki, Tomaszek & Wspolnicy Spolka K				0.00			0.00	Schedules
Edward S. Brokaw	66			63,665.31			63,665.31	Proof of Claim for Amount Bankruptcy Court Judgment for Class

Page 2 of 8

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 56 of 65

LENCO MOBILE INC.
ARCHER USA INC.
ANALYSIS OF SCHEDULED AND FILED CLAIM AND INTEREST AMOUNTS
AS OF NOVEMBER 11, 2015
SUBJECT TO REVISION BY OBJECTION OR NEGOTIATION AND ORDER

		Claim and Interest Amounts before Objection or Negotiation						
		Class 1		Classes 2, 3 and 4	Classes 5 and 6			
Creditor or Holder	Filed Claim No.	Priority Tax Claim	Priority Employee Claim	General Unsecured Claims	Subordinated Claims and Equity Interests	Other, including class to be determined	Total (Including Interest)	Amount Based on
Edward S. Brokaw	106					201,921.20	201,921.20	Proof of Claim
Edwin Estes TR UA 09/02/99 Estes 1999 Trust	92				50,000.00		50,000.00	Proof of Claim
Edwina S. Millington	71			63,665.31			63,665.31	Proof of Claim for Amount Bankruptcy Court Judgment for Class
Emergent Systems Exchange				0.00			0.00	Schedules
Emma Slatter	105			746,615.16			746,615.16	Proof of Claim
Equity Office Inc				0.00			0.00	Schedules
Eric A. Rosen Trust	110					108,793.75	108,793.75	Proof of Claim
Experian Marketing Solutions, Inc.	35			413,043.19			413,043.19	Proof of Claim
eZ Systems USA Inc.				0.00			0.00	Schedules
Faber sp. z.o.o.				0.00			0.00	Schedules
First Insurance Funding Group	21			74,794.55			74,794.55	Proof of Claim
Forrester Research, Inc				0.00			0.00	Schedules
Frank, Rimerman & Co. LLP				13,630.00			13,630.00	Schedules
Gabriel Tay Jiawen	115			12,539.68				Proof of Claim
Gabriel Von Lengyel-Konopi	103			1,154,034.83			1,154,034.83	Proof of Claim
Gargalicana/Graceffa LLP				7,689.15			7,689.15	Schedules
GE Capital Information Tech Solutions	85			2,307.79			2,307.79	Proof of Claim
George L Malin	90				150,000.00		150,000.00	Proof of Claim
Georgina Halabi	112			25,000.00			25,000.00	Proof of Claim
GJ van de Vyver				1,500.00			1,500.00	Schedules
GLOBE TRADE CENTRE S.A. ul. Woloska 5, 02-675 Warszawa, POLAND				9,012.71			9,012.71	Schedules
GoGrid LLC				1,698.30			1,698.30	Schedules
Gordon Tilden Thomas & Cordell	24			4,358.40			4,358.40	Proof of Claim
GSA Business Development Ltd.				0.00			0.00	Schedules
Gunderson Dettmer	79			256,221.03			256,221.03	Proof of Claim
Harriet Loshin	117				4,989.50		4,989.50	Proof of Claim
HashSec Inc.				0.00			0.00	Schedules
Headwaters BD, LLC	34 & 77 (duplicate)			730,304.06			730,304.06	Proof of Claim
Helferich Patent Licensing LLC	119					113,846.15	113,846.15	Schedules
Hope Street Advisers, LLC	65			0.00			0.00	Secured Claim paid in accordance with Settlement Agreement
Horten	81			64,235.98			64,235.98	Proof of Claim
IBM Corporation	121			55,844.52			55,844.52	Proof of Claim
Inmar, Inc				0.00			0.00	Schedules

Page 3 of 8

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 57 of 65

LENCO MOBILE INC.
ARCHER USA INC.
ANALYSIS OF SCHEDULED AND FILED CLAIM AND INTEREST AMOUNTS
AS OF NOVEMBER 11, 2015
SUBJECT TO REVISION BY OBJECTION OR NEGOTIATION AND ORDER

		Claim and Interest Amounts before Objection or Negotiation						
		Class 1		Classes 2, 3 and 4	Classes 5 and 6			
Creditor or Holder	Filed Claim No.	Priority Tax Claim	Priority Employee Claim	General Unsecured Claims	Subordinated Claims and Equity Interests	Other, including class to be determined	Total (Including Interest)	Amount Based on
Innerloop Mobile Communications As				0.00			0.00	Settlement Agreement (Included in Jorgen Larsen amount)
Intacct Corporation				31,685.63			31,685.63	Schedules
Internal Revenue Service	84	14,097.39				117,362.18	131,459.57	Proof of Claim
IPFS - Premium Financing Specialists				1,560.78			1,560.78	Schedules
Iron Mountain	56			796.71			796.71	Proof of Claim
IT Mentors Inc.				250.00			250.00	Schedules
James D. Meadlock Trust	69			636,665.15			636,665.15	Proof of Claim for Amount Bankruptcy Court Judgment for Class
James L. Liang	63 & 64			890,823.27			890,823.27	Settlement Agreement
James S. O'Brien	50			834,989.00			834,989.00	Affirmation upon appeal of King County Superior Court judgment supports Debtor position that claim is not valid. Objection to entire claim will be filed.
James Tarr	22		4,166.76				4,166.76	Proof of Claim
Jan Herud				30,610.00			30,610.00	Schedules
Jean Mrier Messier	11			250,000.00			250,000.00	Proof of Claim
Jeanne Vura				0.00			0.00	Scheduled as Disputed and no Proof of Claim filed
Jeanne Vura				154.00			154.00	Schedules
Jeffrey M. Rosen Trust	109					108,793.75	108,793.75	Proof of Claim
Jorgen Larsen	102			2,349,364.47				Settlement Agreement
Joyce Family Trust Date 1/20/93	96				10,000.00		10,000.00	Proof of Claim
Kenneth R. Jensen				0.00			0.00	Scheduled as Disputed and no Proof of Claim filed
King County Treasurer Division		0.00					0.00	Schedules
KIT Digital Estimate for Invoices				0.00			0.00	Schedules
Kjetil Skogsholm	93			147,244.35			147,244.35	Proof of Claim for Amount Bankruptcy Court Judgment for Class
Kjetil Skogsholm	94			68,897.43			68,897.43	Proof of Claim
Kromann Reumert	7			63,710.11			63,710.11	Proof of Claim
Kyte / Piksel Americas, Inc fka Kyte	19			31,330.00			31,330.00	Proof of Claim
Lacey Consulting				0.00			0.00	Schedules
Layered Tech	76			89,909.54			89,909.54	Proof of Claim

Page 4 of 8

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 58 of 65

LENCO MOBILE INC.
ARCHER USA INC.
ANALYSIS OF SCHEDULED AND FILED CLAIM AND INTEREST AMOUNTS
AS OF NOVEMBER 11, 2015
SUBJECT TO REVISION BY OBJECTION OR NEGOTIATION AND ORDER

		Claim and Interest Amounts before Objection or Negotiation						
		Class 1		Classes 2, 3 and 4	Classes 5 and 6			
Creditor or Holder	Filed Claim No.	Priority Tax Claim	Priority Employee Claim	General Unsecured Claims	Subordinated Claims and Equity Interests	Other, including class to be determined	Total (Including Interest)	Amount Based on
LeClairRyan				0.00			0.00	Schedules
Lenco Mobile, Inc.				0.00			0.00	Eliminated upon consolidation of cases
Level 3 Communications LLC				0.00			0.00	Schedules
Li Immigration Law PLLC				216.04			216.04	Schedules
Lisa Modisette	2 - Amended		12,450.00	112,141.96			124,591.96	Proof of Claim
Lumena Design				0.00			0.00	Schedules
LUX MED Sp. z o.o.				1,796.64			1,796.64	Schedules
Mahons Attorneys				0.00			0.00	Schedules
Maitland (Mauritius) Limited				0.00			0.00	Schedules
Malopolski Urzad Skarbowy	37			69,735.43			69,735.43	Proof of Claim
Mark S Blood	75				50,000.00		50,000.00	Proof of Claim
Matthew Kinley	31			100,000.00			100,000.00	Proof of Claim for Amount Bankruptcy Court Judgment for Class
Matthew R. Harris	52 & 100			2,505,770.00			2,505,770.00	Settlement Agreement
mBlox				11,390.76			11,390.76	Schedules
mBlox Limited				0.00			0.00	Schedules
Melissa Chyba	89			21,014.50			21,014.50	Proof of Claim
Meltwater News				0.00			0.00	Schedules
Michael Becker	82		41,666.65	676,519.58			718,186.23	Proof of Claim
Michael Durden				0.00			0.00	Scheduled as Disputed and no Proof of Claim filed
Michael Levinsohn	47			10,000.00			10,000.00	Proof of Claim for Amount Bankruptcy Court Judgment for Class
Michael Levinsohn				2,554.46			2,554.46	Schedules
Michael Matthews	57			81,737.64			81,737.64	Proof of Claim
Michael Weinstock	83				167,591.00		167,591.00	Proof of Claim
Microsoft Licensing				352.00			352.00	Schedules
Mobile Giving Foundation	9			24,300.00			24,300.00	Proof of Claim
Mobile Marketing Association				8,790.00			8,790.00	Schedules
Morgan Lewis	8			10,157.00			10,157.00	Proof of Claim
MOSD Holdings, LLC	72			260,000.00			260,000.00	Proof of Claim
Mountain Mist				46.50			46.50	Schedules
m-Qube Inc. (Mobile Messenger)				7,321.82			7,321.82	Schedules
MultiView, Inc.				0.00			0.00	Schedules
NAC Architecture	25 & 26 (amended)			7,787.72			7,787.72	Proof of Claim

Page 5 of 8

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 59 of 65

LENCO MOBILE INC.
ARCHER USA INC.
ANALYSIS OF SCHEDULED AND FILED CLAIM AND INTEREST AMOUNTS
AS OF NOVEMBER 11, 2015
SUBJECT TO REVISION BY OBJECTION OR NEGOTIATION AND ORDER

		Claim and Interest Amounts before Objection or Negotiation						
		Class 1		Classes 2, 3 and 4	Classes 5 and 6			
Creditor or Holder	Filed Claim No.	Priority Tax Claim	Priority Employee Claim	General Unsecured Claims	Subordinated Claims and Equity Interests	Other, including class to be determined	Total (Including Interest)	Amount Based on
National Corporate Research				0.00			0.00	Schedules
National Registered Agents, Inc.				70.00			70.00	Schedules
National Union Fire Insurance Company of Pittsburgh, PA	17			Unliquidated			Unliquidated	Proof of Claim
Needham and Company				37,500.00			37,500.00	Schedules
NeuStar				0.00			0.00	Schedules
Nexage, Inc.				0.00			0.00	Schedules
NRAI Services, LLC				294.00			294.00	Schedules
Nuance Communications				0.00			0.00	Schedules
Open Market, Inc	18			80,553.86			80,553.86	Proof of Claim
Optum Health				28.00			28.00	Schedules
P.K.Tele sp.j.				352.62			352.62	Schedules
Pablo Enterpeises LLC	58			1,878,551.85			1,878,551.85	Settlement Agreement
Paige Mantel	49		9,065.97	20,934.03			30,000.00	Proof of Claim
Patrick Pitcher	113 & 114			181,077.00			181,077.00	Proof of Claim
Paul Bower and Kathleen Bower				0.00			0.00	Notice of Dismissal
Paul Burger	87			350,176.00			350,176.00	Proof of Claim
PE - Development AS	97			38,000.00			38,000.00	Proof of Claim
Perkins Coie				209,433.54			209,433.54	Schedules
Peterson Sullivan LLP	5 & 6 (duplicate)			110,057.24			110,057.24	Proof of Claim
Pitney Bowes Purchase Power				510.53			510.53	Schedules
Principal AS (Rose Hausner)	38			31,762.10			31,762.10	Scheduled as Disputed and no Proof of Claim filed
Principal Financial Group				0.00			0.00	Schedules
PublicEase, Inc	23			368.00			368.00	Proof of Claim
Randall Shochet	16			280,089.71			280,089.71	Proof of Claim
Randy Echavarria	41 & 42 (duplicate)		8,149.24	94,454.63			102,603.87	Proof of Claim
Rebecca Borgh				465.21			465.21	Schedules
Regus Management (UK) Ltd				0.00			0.00	Schedules
Rich Moore				0.00			0.00	Scheduled as Disputed and no Proof of Claim filed
Richard Moore				8,314.11			8,314.11	Schedules
Ridgecrest Capital Partners				0.00			0.00	Schedules
Robert B. Corman	67			63,665.31			63,665.31	Proof of Claim for Amount Bankruptcy Court Judgment for Class
Robert B. Corman	107					402,319.29	402,319.29	Proof of Claim

Page 6 of 8

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 60 of 65

LENCO MOBILE INC.
ARCHER USA INC.
ANALYSIS OF SCHEDULED AND FILED CLAIM AND INTEREST AMOUNTS
AS OF NOVEMBER 11, 2015
SUBJECT TO REVISION BY OBJECTION OR NEGOTIATION AND ORDER

		Claim and Interest Amounts before Objection or Negotiation						
		Class 1		Classes 2, 3 and 4	Classes 5 and 6			
Creditor or Holder	Filed Claim No.	Priority Tax Claim	Priority Employee Claim	General Unsecured Claims	Subordinated Claims and Equity Interests	Other, including class to be determined	Total (Including Interest)	Amount Based on
Robert J Chiumento (compensation)	40		12,475.00	77,708.38			90,183.38	Proof of Claim
Robert J. Chiumento (note)	98			25,088.00			25,088.00	Proof of Claim for Amount Bankruptcy Court Judgment for Class
Robert Kaufman	59			200,000.00			200,000.00	Settlement Agreement
Ryding Company, Inc.				0.00			0.00	Schedules
Salesforce.com Inc.				0.00			0.00	Schedules
Scott Wiener	74				445,388.87		445,388.87	Proof of Claim
Securities and Exchange Commission Philadelphia Regional Office		0.00					0.00	Schedules
Securities and Exchange Commission		0.00					0.00	Schedules
Seri Manop & Doyle Ltd.				0.00			0.00	Schedules
Sheppard Mullin	88			772,162.55			772,162.55	Proof of Claim
Signius				245.27			245.27	Schedules
SingleHop, Inc.				180.50			180.50	Schedules
Skynet Telecommunications Ltd: Living the Brand Ltd	120			125,211,125.00			125,211,125.00	Proof of Claim
Sonar 6				0.00			0.00	Schedules
Southern California Edison - 0244				0.00			0.00	Schedules
Southern California Edison - 5500				0.00			0.00	Schedules
Sprint Wireless				965.53			965.53	Schedules
Srinivas Kandikattu (compensation)	53		6,935.23	643,719.97			650,655.20	Proof of Claim
Srinivas Kandikattu (expenses)	43			147,889.56			147,889.56	Schedules
Srinivas Kandikattu (note)	44			0.00			0.00	Withdrawal of Proof of Claim
State Bank and Trust Trustee F/B/O Derace L. Schaffer IRA rollover				938,289.72			938,289.72	Settlement Agreement
Steven Gray	28			17,500.00			17,500.00	Proof of Claim
Summit Law Group	1			370,495.47			370,495.47	Proof of Claim
Swift HR Solutions	36			3,499.37			3,499.37	Proof of Claim
Sybase 365, LLC	12			61,375.12			61,375.12	Proof of Claim
Syniverse IXC Corporation	80			109,755.91			109,755.91	Proof of Claim
T Mobile - 1600				0.00			0.00	Schedules
T-MOBILE POLSKA S.A.				1,194.80			1,194.80	Schedules
Trademark Registration & Monitoring Office				385.00			385.00	Schedules
Travelers				14,997.00			14,997.00	Schedules
tyntec Ltd.				6,633.25			6,633.25	Schedules
Verizon Business (Internet)				0.00			0.00	Schedules
Verizon Wireless				7.36			7.36	Schedules
ViaVid Broadcasting Inc.				0.00			0.00	Schedules

Page 7 of 8

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 61 of 65

LENCO MOBILE INC.
ARCHER USA INC.
ANALYSIS OF SCHEDULED AND FILED CLAIM AND INTEREST AMOUNTS
AS OF NOVEMBER 11, 2015
SUBJECT TO REVISION BY OBJECTION OR NEGOTIATION AND ORDER

		Claim and Interest Amounts before Objection or Negotiation						
		Class 1		Classes 2, 3 and 4	Classes 5 and 6			
Creditor or Holder	Filed Claim No.	Priority Tax Claim	Priority Employee Claim	General Unsecured Claims	Subordinated Claims and Equity Interests	Other, including class to be determined	Total (Including Interest)	Amount Based on
Vocus, Inc.				1,089.53			1,089.53	Schedules
VSP				0.00			0.00	Schedules
Walter Harrison III (2012 note)	70			127,330.63			127,330.63	Proof of Claim
Walter Harrison III (Series A redemption)	111					435,175.00	435,175.00	Proof of Claim
Warren M. and Patricia A. Becker Trust	95				20,000.00		20,000.00	Proof of Claim
Washington Department of Labor & Industries		0.00					0.00	Schedules
Washington Department of Licensing State Treasurer		0.00					0.00	Schedules
Washington Department of Revenue	10	1,427.50					1,427.50	Proof of Claim
Western Union Company	4			0.00			0.00	Withdrawal of Proof of Claim
WTAS LLC				0.00			0.00	Schedules
Zaklad Ubezpieczen Spolecznych	46	234,772.00					234,772.00	Proof of Claim
		540,432.64	125,146.08	151,918,291.79	913,243.93	1,923,386.32	153,058,596.61	

Page 8 of 8

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 62 of 65

EXHIBIT C

ARCHER USA INC.
LENCO MOBILE INC.
ANALYSIS OF PROJECTED DISTRIBUTIONS
(EQUIVALENT TO LIQUIDATION ANALYSIS)

		Estimated Amounts
ASSETS AVAILABLE FOR DISTRIBUTION		
Projected cash on hand at 26-Dec-2015		5,020,000
Plus: Projected preference recoveries		200,000
		5,220,000
LESS: ADMINISTRATIVE EXPENSES		
Professional fees to confirmation		
Lane Powell PC		200,000
Anthony J. Neupert		30,000
Cairncross & Hempelmann		50,000
Danish counsel		15,000
Nigerian counsel		15,000
Arbor Law Group PLLC		5,000
Director fee		76,000
Disputed claim of Helferich Patent Licensing LLC		0
		391,000
LESS: POST-CONFIRMATION EXPENSES		
Compensation		
Plan administrator (Anthony J. Neupert)		40,000
Plan administrator counsel (Lane Powell PC)		80,000
Plan administrator contractors (former Archer employees)		75,000
		195,000
U.S. Trustee fees		24,000
Accounting software and data services		7,500
Other expenses		5,000
		231,500
CASH AVAILABLE FOR DISTRIBUTION TO CREDITORS		4,597,500
DISTRIBUTIONS TO SECURED CREDITORS		0
DISTRIBUTIONS TO UNSECURED, PRIORITY CREDITORS		
Estimated priority claims to be allowed		
Tax	215,000	
Employee	90,000	
	305,000	(305,000)
CASH AVAILABLE FOR DISTRIBUTION TO UNSECURED, NONPRIORITY CREDITORS		4,292,500

Page 1 of 2

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 64 of 65

ARCHER USA INC.
LENCO MOBILE INC.
ANALYSIS OF PROJECTED DISTRIBUTIONS
(EQUIVALENT TO LIQUIDATION ANALYSIS)

		Estimated Amounts
CASH AVAILABLE FOR DISTRIBUTION TO UNSECURED, NONPRIORITY CREDITORS		**4,292,500**
ESTIMATE OF UNSECURED, NONPRIORITY CLAIMS TO BE ALLOWED		
Parties to Settlement Agreement approved by order entered 24-Jul-2015		9,288,000
Claims of 2012 and 2013 noteholders not participating in Settlement Agreement		1,333,100
Nonpriority employee claims.		
Amounts before negotiation or objection	1,865,000	
Estimated reductions	(233,300)	
Estimated amounts to be allowed	1,631,700	1,631,700
Claims to be allowed without negotiation or objection		6,804,000
Claims to be resolved by negotiation or objections		
Amounts before negotiation or objection	132,082,000	
Estimated reductions	(131,690,000)	
Estimated amounts to be allowed	392,000	392,000
		19,448,800
ESTIMATE PERCENTAGE OF DISTRIBUTIONS TO UNSECURED, NONPRIORITY CREDITORS		**22.07%**

* *

CLAIMS AND INTERESTS RECEIVING NO DISTRIBUTIONS	
Series A stock redemptions, which Debtors will assert should be classified as Class 6 - Lenco Equity Security Interests	1,692,200
Other Lenco Equity Security Interests	913,300
Estimated non-compensatory tax penalty claims	100,000
	2,705,500

ESTIMATED REDUCTIONS OF UNSECURED, NONPRIORITY CLAIMS BY NEGOTIATION OR OBJECTION

	Amount per Schedule F or Proof of Claim	Estimated Allowed Amount
Skynet Telecommunications Ltd; Living the Brand Ltd	125,211,125	0
American Eagle Outfitters, Inc.	250,000	0
BNP Paribas Bank Polska S.A.	186,477	172,548
Christopher Janney	100,000	0
Cirkelselskabet af 16.Juli 2008 ApS	4,009,957	0
Experian Marketing Solutions, Inc.	413,043	0
James S. O'Brien	834,939	0
MOSD Holdings, LLC	260,000	130,000
Randall Shochet	280,090	0
Syniverse IXC Corporation	109,756	90,000
Others less than $100,000	426,775	0
	132,082,162	392,548
Reductions	131,689,614	

Page 2 of 2

Case 14-16659-TWD Doc 619-1 Filed 11/09/15 Ent. 11/09/15 10:19:41 Pg. 65 of 65

5

UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF WASHINGTON AT SEATTLE

In Re	)	Chapter 11
)
ARCHER USA INC., LENCO MOBILE,	)	No. 14-16659-TWD
INC.	)	LEAD CASE
)
	)	No. 14-16660-TWD
	)	Substantively Consolidated
)
	)	ORDER (I) APPROVING THE
Debtors,	)	DISCLOSURE STATEMENT; (II)
	)	FIXING THE RECORD DATE; (III)
	)	APPROVING THE NOTICE AND
	)	OBJECTION PROCEDURES IN
	)	RESPECT TO CONFIRMATION OF THE
	)	PLAN OF REORGANIZATION; (IV)
	)	APPROVING SOLICITATION
	)	PACKAGES AND PROCEDURES FOR
	)	DISTRIBUTION THEREOF; (V)
	)	APPROVING THE FORM OF BALLOT
	)	AND ESTABLISHING PROCEDURES
	)	FOR VOTING ON THE PLAN OR
	)	REORGANIZATION; AND (VI
	)	APPROVING NOTICE PROCEDURES
	)	TO NON-VOTING CLASSES UNDER
	)	THE PLAN OF REORGANIZATION

THIS MATTER having come on for hearing upon the motion (the “Motion”) of Archer USA, Inc. (“Archer”) and Lenco Mobile, Inc. (“Lenco”), the substantively consolidated debtors-in-possession herein (collectively, the “Debtors or “Plan Proponents”), pursuant to sections 1125, 1126, and 1128 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 3016, 3017, 3018, and 3020 of the Federal

ORDER APPROVING DISCLOSURE STATEMENT AND OTHER RELIEF

6

Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 3017-2 of the Local Bankruptcy Rules for the United States Bankruptcy Court for the Western District of Washington (the “Local Rules”), seeking entry of an order: (i) approving the Disclosure Statement dated October 9, 2015 (as it may be modified or amended from time to time, the “Disclosure Statement”); (ii) fixing the record date for purposes of voting on the Plan of Reorganization dated October 9, 2015 (as it may be modified or amended from time to time, the “Plan”): (iii) approving the notice of the hearing and objection procedures in respect of confirmation of the Plan, and setting the date for the hearing on confirmation of the Plan; (iv) approving the solicitation packages (the “Solicitation Packages”) and procedures for distribution thereof; (v) approving the form of ballot and establishing procedures for voting on the Plan; and (vi) approving the notice procedures to non-voting classes under the Plan; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and adequate notice of the Motion having been provided; and the Court having approved the Debtors’ Disclosure Statement; and the Court having reviewed the records filed herein including any objections, and the proposed resolution of such objections as stated at the hearing and having determined that the legal and factual basis set forth in the Motion establish cause for the relief granted herein and that notice under the circumstances was adequate; and after due deliberation and sufficient cause appearing, therefore, the Court has determined that:

A. The Disclosure Statement dated October 9, 2015 as set forth on Exhibit A attached hereto, contains adequate information within the meaning of 11 U.S.C. § 1125 and is hereby approved.

B. The Notice of Hearing on Confirmation of the Plan, and deadline for filing objections thereto, will be mailed to all parties listed on the master mailing list maintained by the Court and parties in interest no later than November 13, 2015 which notice procedures shall be considered appropriate under the particular circumstances of this case.

7

C. The form of the ballot (the “Ballot”), substantially in the form attached hereto as Exhibit B is sufficiently consistent with Official Form No. 14 and adequately addresses the particular needs of this Chapter 11 case and is appropriate for each class of claims or interests entitled to vote to accept or reject the Plan.

D. Holders of claims or interests in Class 1 (Priority Claims) under the Plan (the “Unimpaired Classes”) are non-voting classes. Holders of claims in Class 6 (Lenco Equity Security Interests) (the “Non-Voting Impaired Class”) receive nothing under the Plan.

E. Holders of claims or interests in Class 2 (Convenience Claims), Class 3 (General Unsecured Claims), Class 4 (Settling Nonpriority Wage Claims), and Class 5 (Subordinated Claims) under the Plan are impaired and entitled to vote to accept or reject the Plan (the “Voting Classes”).

F. The notice of non-voting status of unimpaired classes and the notice of voting status of impaired classes, contained within the Ballot, each satisfy the requirements of the Bankruptcy Code and the Bankruptcy Rules.

G. The period set forth below, during which the Plan Proponent may solicit acceptances to the Plan, is a reasonable period of time for entities entitled to vote on the Plan to make an informed decision whether to accept or reject the Plan.

H. The procedures for the solicitation and tabulation of votes to accept or reject the Plan (as set forth below) provide for a fair and equitable voting process and are consistent with 11 U.S.C. § 1126.

I. The procedures set forth below regarding notice to all parties in interest of the time, date, and place of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) and the distribution and contents of the Solicitation Packages comply with Fed. R. Bankr. P. 2002 and 3017 and constitute sufficient notice to all interested parties.

8

NOW, THEREFORE, IT IS HEREBY ORDERED AS FOLLOWS:

1. The Motion is GRANTED in all respects,

2. The Disclosure Statement is APPROVED in all respects.

3. The form of Ballot is APPROVED.**

** except that the deadline for ballots shall be changed to December 4, 2015.

4. The initial Confirmation Hearing will be held at 9:30 a.m. (prevailing Pacific Time) on December 11, 2015; provided, however, that the Confirmation Hearing may be adjourned or continued from time to time by the Court or the Plan Proponents without further notice to December 18, 2015 at 9:30 a.m. or such other date as announced in open Court or as indicated in any notice filed by the Plan Proponents with the Court.

5. A notice (the “Confirmation Hearing Notice”) of (i) the time fixed for filing objections to confirmation of the Plan (the “Objection Deadline”) and (ii) the time, date, and place of the Confirmation Hearing, must be served on all parties listed on the master mailing list maintained by the Court and parties in interest no later than November 13, 2015 (the “Solicitation Date”).

6. Any objections to confirmation of the Plan must (i) be in writing, (ii) state the name and address of the objecting party and the nature of the claim or interest of such party, (iii) state with particularity the basis and nature of any objection, and (iv) be filed with the Court no later than December 4, 2015, with copies provided to:

(i) Lane Powell PC, counsel for the Debtor, 1420 Fifth Ave., Ste. 4200, Seattle, WA, 98111-9402 (Attn: Bruce W. Leaverton, Esq. and Tereza Simonyan, Esq.)

(ii) Cairncross & Hempelmann PS, counsel for the Creditors’ Committee, 524 Second Ave, Suite 500, Seattle, WA 98104 (Attn: John R. Rizzardi, Esq. and Benjamin Ellison, Esq.)

(iii) Office of the U.S. Trustee, 700 Stewart Street, Suite 5103, Seattle, WA 98101

Objections to confirmation of the Plan that are not timely filed, served, and actually received in the manner set forth above shall not be considered in the voting on the Plan.

9

7. The Plan Proponents shall file a Preconfirmation Report containing any reply or response to any objections by December 8, 2015.

8. The following documents shall be distributed to all creditors, subject to Section 10 herein: (i) this Order (excluding any exhibits annexed hereto), (ii) the Confirmation Hearing Notice, (iii) the Ballot (with instructions), together with a return envelope, and (iv) the Disclosure Statement (together with the Plan annexed thereto) (the “Solicitation Packages”).

9. The Solicitation Packages distributed to creditors in Class 2 (Convenience Claims), Class 3 (General Unsecured Claims), Class 4 (Settling Nonpriority Wage Claims, and Class 5 (Subordinated Claims) (i.e., the Voting Classes) shall also include the statement of the Unsecured Creditors’ Committee in Support of the Plan and such other materials as the Court may direct.

10. The Solicitation Packages distributed to holders of claims or interests in the Unimpaired Class and Non-Voting Impaired Class, shall contain a copy of only (i) the Confirmation Hearing Notice; and (ii) the Ballot containing the Non-Voting Notice, which notice is hereby APPROVED in all respects. The Plan Proponent is not required to distribute copies of the Plan or Disclosure Statement to holders of claims or interests in the Unimpaired Class and Non-Voting Impaired Class unless a party makes a written request to the Plan Proponent for same.

11. With respect to addressees for which the Disclosure Statement Notice is returned as undeliverable by the United States Postal Service, the Plan Proponents are excused from mailing Solicitation Packages or any other materials related to voting or confirmation of the Plan to those entities unless the Plan Proponents are provided with an accurate address before the Solicitation Date, and failure to mail Solicitation Packages or any other materials related to voting or confirmation of the Plan to such entities will not constitute inadequate notice of the Confirmation Hearing or the Voting Deadline (as defined below) and shall not constitute a violation of Bankruptcy Rule 3017(d).

10

12. In order to be counted all Ballots must be properly executed, completed, and delivered to the Debtors by first-class mail, overnight courier, or personal delivery, so that they are actually received by the Debtors no later than 5:00 p.m. (prevailing Pacific Time) on December 3, 2015 (the “Voting Deadline”).

13. Any entity that holds a claim in more than one class that is entitled to vote must use a separate Ballot for each such claim. Each creditor that votes to accept or reject the Plan is deemed to have voted the full amount of its claim therefor.

14. The Debtors are authorized to make non-substantive changes to the Disclosure Statement, the Plan, and related documents without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Plan, and any other materials in the Solicitation Packages prior to mailing.

15. All notices to be provided pursuant to the procedures set forth herein are good and sufficient notice to all parties in interest of all matters pertinent hereto and of all matters pertinent to the Confirmation Hearing and no other or further notice need be provided.

## End of Order ##

Presented by:

LANE POWELL PC

By: /s/ Bruce W. Leaverton

Bruce W. Leaverton, WSBA No. 15329

Tereza Simonyan, WSBA No. 41741

Attorneys for Debtors Archer USA, Inc. and Lenco Mobile, Inc.

11